Exhibit 10.4

TERM LOAN AGREEMENT

dated as of

July 31, 2020

among

TREACE MEDICAL CONCEPTS, INC.,

as Borrower,

the Subsidiary Guarantors from time to time party hereto,

the Lenders from time to time party hereto

and

CRG SERVICING LLC,

as Administrative Agent and Collateral Agent

U.S. $50,000,000

i

6.03	Conditions to Each Borrowing	43

Section 7 REPRESENTATIONS AND WARRANTIES		44

7.01	Power and Authority	44
7.02	Authorization; Enforceability	44
7.03	Governmental and Other Approvals; No Conflicts	44
7.04	Financial Statements; Material Adverse Change	45
7.05	Properties	45
7.06	No Actions or Proceedings	49
7.07	Compliance with Laws and Agreements	49
7.08	Taxes	49
7.09	Full Disclosure	50
7.10	Regulation	50
7.11	Solvency	50
7.12	Subsidiaries	51
7.13	Indebtedness and Liens	51
7.14	Material Agreements	51
7.15	Restrictive Agreements	51
7.16	Real Property	51
7.17	Pension Matters	51
7.18	Collateral; Security Interest	52
7.19	Regulatory Approvals	52
7.20	Update of Schedules	52

Section 8 AFFIRMATIVE COVENANTS		53

8.01	Financial Statements and Other Information	53
8.02	Notices of Material Events	54
8.03	Existence; Conduct of Business	56
8.04	Payment of Obligations	56
8.05	Insurance	57
8.06	Books and Records; Inspection Rights	57
8.07	Compliance with Laws and Other Obligations	58
8.08	Maintenance of Properties, Etc	59
8.09	Licenses	59
8.10	Action under Environmental Laws	59
8.11	Use of Proceeds	60
8.12	Certain Obligations Respecting Subsidiaries; Further Assurances	60
8.13	Termination of Non-Permitted Liens	62
8.14	Intellectual Property	62
8.15	Board Observation Rights	62
8.16	Post-Closing Items	63

Section 9 NEGATIVE COVENANTS		63

9.01	Indebtedness	63

9.02	Liens	65
9.03	Fundamental Changes and Acquisitions	66
9.04	Lines of Business	67
9.05	Investments	67
9.06	Restricted Payments	68
9.07	Payments of Indebtedness	68
9.08	Change in Fiscal Year	69
9.09	Sales of Assets, Etc	69
9.10	Transactions with Affiliates	70
9.11	Restrictive Agreements	70
9.12	Amendments to Material Agreements; Organizational Documents	71
9.13	Sales and Leasebacks	71
9.14	Hazardous Material	71
9.15	Accounting Changes	71
9.16	Compliance with ERISA	71
9.17	Use of Proceeds	72
9.18	Ownership of Subsidiaries	72
9.19	Designated CRG Account	72

Section 10 FINANCIAL COVENANTS		72

10.01	Minimum Liquidity	72
10.02	Minimum Revenue	72

Section 11 EVENTS OF DEFAULT		73
11.01	Events of Default	73
11.02	Remedies	76

Section 12 ADMINISTRATIVE AGENT		78

12.01	Appointment and Duties	78
12.02	Binding Effect	79
12.03	Use of Discretion	79
12.04	Delegation of Rights and Duties	80
12.05	Reliance and Liability	80
12.06	Administrative Agent Individually	81
12.07	Lender Credit Decision	81
12.08	Expenses; Indemnities	82
12.09	Resignation of Administrative Agent	82
12.10	Release of Collateral or Guarantors	83
12.11	Additional Secured Parties	83

Section 13 MISCELLANEOUS		84

13.01	No Waiver	84
13.02	Notices	84
13.03	Expenses, Indemnification, Etc	84

13.04	Amendments, Etc.	85
13.05	Successors and Assigns	86
13.06	Survival	88
13.07	Captions	89
13.08	Counterparts	89
13.09	Governing Law	89
13.10	Jurisdiction, Service of Process and Venue	89
13.11	Waiver of Jury Trial	90
13.12	Waiver of Immunity	90
13.13	Entire Agreement	90
13.14	Severability	90
13.15	No Fiduciary Relationship	90
13.16	Confidentiality	90
13.17	USA PATRIOT ACT	90
13.18	Maximum Rate of Interest	91
13.19	Redemption Price	91
13.20	Waiver of Marshaling	92
13.21	Tax Treatment	92
13.22	Original Issue Discount	92
13.23	ENTIRE AGREEMENT	92

Section 14 GUARANTEE		92

14.01	The Guarantee	92
14.02	Obligations Unconditional; Subsidiary Guarantor Waivers	93
14.03	Reinstatement	94
14.04	Subrogation	94
14.05	Remedies	94
14.06	Instrument for the Payment of Money	94
14.07	Continuing Guarantee	94
14.08	Rights of Contribution	94
14.09	General Limitation on Guarantee Obligations	95

SCHEDULES AND EXHIBITS

Schedule 1	- Commitments
Schedule 7.05(b)(i)	- Certain Intellectual Property
Schedule 7.05(b)(ii)	- Intellectual Property Exceptions
Schedule 7.05(c)	- Material Intellectual Property
Schedule 7.12	- Information Regarding Subsidiaries
Schedule 7.13(a) (I and II)	- Existing Indebtedness
Schedule 7.13(b) (I and II)	- Existing Liens
Schedule 7.14	- Material Agreements
Schedule 7.16	- Real Property
Schedule 7.17	- Pension Matters
Schedule 9.05	- Existing Investments

Schedule 9.11	- Restrictive Agreements

Exhibit A	- Form of Guarantee Assumption Agreement
Exhibit B	- Form of Notice of Borrowing
Exhibit C-1	- Form of U.S. Tax Compliance Certificate
Exhibit C-2	- Form of U.S. Tax Compliance Certificate
Exhibit C-3	- Form of U.S. Tax Compliance Certificate
Exhibit C-4	- Form of U.S. Tax Compliance Certificate
Exhibit D	- Form of Compliance Certificate
Exhibit E	- Form of Landlord Consent
Exhibit F	- Form of Intercreditor Agreement (Permitted Priority Debt)

v

This TERM LOAN AGREEMENT is entered into as of July 31, 2020 (this “Agreement”), among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto and CRG SERVICING LLC, a Delaware limited liability company (“CRG Servicing”), as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”).

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to make term loans to Borrower, and the Lenders are prepared to make such term loans on and subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“acceleration” and “Acceleration” have the meanings set forth in Section 11.02.

“Acceleration Premium” has the meaning set forth in Section 11.02(c).

“Accounting Change Notice” has the meaning set forth in Section 1.04(a).

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase or license of assets, or any similar transaction, (a) acquires any business or product, or any division, product, service, procedure or line of business or all or any substantial portion of the assets, in each case, of any Person, (b) acquires control of securities of a Person representing more than fifty percent (50%) of the ordinary voting power for the election of the Board of such Person if the business affairs of such Person are managed by a Board, or (c) acquires control of more than fifty percent (50%) of the ownership interest in a Person that is not managed by a Board.

“Act” has the meaning set forth in Section 13.17.

“Affected Lender” has the meaning set forth in Section 2.06(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor, its Subsidiaries or its Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to an Obligor, its Subsidiaries or its Affiliates related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transaction Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Asset Sale” has the meaning set forth in Section 9.09.

“Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale or Involuntary Disposition plus, with respect to any non-cash proceeds of an Asset Sale or Involuntary Disposition, the fair market value of such non-cash proceeds as determined by Administrative Agent, acting reasonably, net of (a) any bona fide costs and expenses incurred in connection with such Asset Sale or Involuntary Disposition, as applicable, (b) income, franchise, sales and other applicable taxes paid or required to be paid (as reasonably estimated in good faith by Borrower) as a result of such Asset Sale or Involuntary Disposition, as applicable, in respect of the taxable year such Asset Sale or Involuntary Disposition, as applicable, is consummated, the computation of which shall, in each case take into account the reduction in tax liability resulting from any available operating losses, net operating loss carryovers, tax credits, tax carry forwards or similar tax attributes, or deductions and any tax sharing arrangements and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Permitted Priority Lien on the asset which is the subject of such Asset Sale or Involuntary Disposition, as applicable.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender.

“Back-End Facility Fee” has the meaning set forth in the Fee Letter.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof to the extent duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof, or any committee of managing members or managers thereof to the extent duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Observation Termination Date” means the earlier to occur of (a) the consummation of a Qualifying IPO and (b) Borrower shall have delivered to Administrative Agent a certificate signed by a Responsible Officer of Borrower demonstrating that Revenues for any twelve (12) consecutive month period ending after the Closing Date were greater than or equal to $60,000,000 (with such supporting evidence as Administrative Agent shall reasonably request).

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Party” has the meaning set forth in Section 13.03(b).

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments (including a borrowing of a PIK Loan).

“Borrowing Date” means the date of a Borrowing.

“Borrowing Notice Date” means, (a) in the case of the Borrowing on the Initial Funding Date, a date that is at least one (1) Business Day prior to the Initial Funding Date and, (b) in the case of a subsequent Borrowing (other than with respect to a PIK Loan), a date that is at least fifteen (15) Business Days prior to the Borrowing Date of such Borrowing.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means (a) at any time prior to the consummation of a Qualifying IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, in each case, other than the Permitted Holders, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power for the election of the Board of Borrower represented by the issued and outstanding Equity Interests of Borrower on a fully-diluted basis, (b) at any time prior to the consummation of a Qualifying IPO, the acquisition of direct or indirect Control of Borrower by any Person or group of Persons (other than the Permitted Holders) acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, (c) at any time upon or after the consummation of a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests representing thirty-five percent (35%) or more of the aggregate ordinary voting power in the election of the Board of Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (d) any “Change of Control” (or any equivalent term) shall occur under any documentation governing Material Indebtedness.

“Claims” means any claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions or other similar processes, assessments or reassessments.

“Closing Date” means July 31, 2020.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Borrower pursuant to Section 2.01 in accordance with the terms and conditions of this Agreement, which commitment is in the principal amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment,” as such Schedule may be amended from time to time. The aggregate amount of the Commitments on the Closing Date is $50,000,000. For purposes of clarification, the amount of any PIK Loans shall not reduce the amount of the available Commitment.

“Commitment Period” means the period from and including the first date on which all of the conditions precedent set forth in Section 6.01 have been satisfied (or waived by the Lenders) and through and including December 31, 2021.

“Commodity Account” has the meaning set forth in the Security Agreement.

“Compliance Certificate” has the meaning given to such term in Section 8.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“Copyright” has the meaning set forth in the Security Agreement.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.05, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” is defined in the Security Agreement.

“Disqualified Equity Interest” means any Equity Interest of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred eighty-first (181st) day after the Stated Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred eighty-first (181st) day after the Stated Maturity Date, (c) contains any repurchase obligation which may come into effect prior to the Stated Maturity Date, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, at any time prior to the one hundred eighty-first (181st) day after the Stated Maturity Date; provided, that (x) any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the one hundred eighty-first (181st) day after the Stated Maturity Date shall not constitute Disqualified Equity Interests to the extent that such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the termination of all Commitments and repayment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and (y) if any Equity Interest is issued to any current or former employee, director or consultant or to any plan for the benefit of current or former employees, directors or consultants of Borrower or any of its Subsidiaries or by any such plan to such current or former employees, directors or consultants, such Equity Interest will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) any exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any Person, any and all shares (including, for the avoidance of doubt, shares of capital stock), interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity or other interests described in this definition.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Obligor, any Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or any Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under

Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (r) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan,” as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Central time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Administrative Agent or, in the absence of such agreement, such Exchange Rate shall instead be determined by Administrative Agent by any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means any Subsidiary that is (a) a Controlled Foreign Corporation, (b) a FSHCo or (c) a Subsidiary owned by a Subsidiary described in clause (a), and, in each case, and is not itself a Subsidiary Guarantor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes that are imposed on amounts payable to a Lender to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement (other than pursuant to an assignment request by Borrower under Section 5.03(g)), except in each case to the extent such Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03, (c) any withholding Taxes imposed under FATCA, and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Existing Loan Agreement” means that certain Loan and Security Agreement, dated as of April 18, 2018, by and between the Borrower and Silicon Valley Bank, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Expense Cap” has the meaning set forth in the Fee Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that fee letter agreement dated as of the Closing Date between Borrower and Administrative Agent.

“First PIK Period” means the period beginning on the Closing Date through and including the earlier to occur of (a) the second (2nd) Payment Date and (b) at the election of the Majority Lenders, the date on which any Event of Default shall have occurred (provided, that if such Event of Default shall have been cured or waived, the First PIK Period shall resume until the earlier to occur of the next Event of Default (subject to the election of the Majority Lenders) and the second (2nd) Payment Date).

“First-Tier Excluded Subsidiary” means an Excluded Subsidiary that is a direct Subsidiary of an Obligor and is not itself a Subsidiary Guarantor.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“FSHCo” means any Subsidiary substantially all the assets of which consist of Equity Interests of (or Equity Interests of and debt obligations owed or treated as owed by) one or more Excluded Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, required by, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.

“Guarantee” of or by any Person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness in clauses (a) through (f) and (h) through (m) of the definition thereof or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (b) any Lien on any assets of the guarantor securing any Indebtedness in clauses (a) through (f) and (h) through (m) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that if such Indebtedness or other obligation has not been assumed or undertaken by the guarantor, then the amount of such Guarantee shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness or other obligation and (y) the fair market value of the property encumbered thereby as determined by the guarantor in good faith; provided, further, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or indemnification obligations incurred in the ordinary course of business or in connection with transactions permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by a Person that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor” hereunder.

“Guaranteed Obligations” has the meaning set forth in Section 14.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (valued, in the case that such Indebtedness or other obligation has not been assumed by such Person, at the lesser of (x) the aggregate unpaid amount of such Indebtedness or other obligation and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith), (f) all Guarantees by such Person of Indebtedness or other obligations of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations under any Hedging Agreement currency swaps, forwards, futures or derivatives transactions, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under license or other agreements (other than non-exclusive licenses in the ordinary course of business consistent with past practices) containing a guaranteed minimum payment or purchase by such Person, and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner or any joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a joint venturer) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 13.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Funding Date” means August 3, 2020.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means an intercreditor agreement by and between the Administrative Agent and the lender of any Permitted Priority Debt in respect of such Permitted Priority Debt, in the form attached hereto as Exhibit F, with such changes as are reasonably acceptable to Administrative Agent.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Technical Information, domain names and URLs, and all other intellectual property or property rights, whether registered or not, domestic and foreign. Intellectual Property shall include all:

(a) applications and registrations relating to such Intellectual Property;

(b) rights and privileges arising under applicable Laws with respect to such Intellectual Property;

(c) rights to sue for past, present and future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Interest-Only Period” means the period from and including the Closing Date and through and including the nineteenth (19th) Payment Date.

“Interest Period” means, with respect to each Borrowing, (a) initially, the period commencing on and including the Borrowing Date thereof and ending on and excluding the next Payment Date, and, (b) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the earlier of (x) the next succeeding Payment Date and (y) the Maturity Date; provided, that the Interest Period ending on the Maturity Date shall include the Maturity Date.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), system, manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), system, manufacture or composition of matter.

“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, whether by means of: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; or (e) an Acquisition.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of Borrower or any Subsidiary.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person and, including, in the case of Borrower or any Subsidiary, so long as he or she is employed by Borrower or any of its Subsidiaries, the actual knowledge of John T. Treace, Robert P. Jordheim or Jaime A. Frias.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit E, or such other form as is reasonably acceptable to Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Person listed as a “Lender” on a signature page hereto, together with its successors, and each permitted assignee of a Lender pursuant to Section 13.05(b).

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered (other than by Liens described in Sections 9.02(a), 9.02(c) (provided, that there is no “event of default” (or equivalent term) under the documentation governing the Permitted Priority Debt) and 9.02(p)) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case to the extent held in an account over which either (a) the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest or (b) the lender of the Permitted Priority Debt (or any collateral agent thereof) has a perfected security interest securing the Permitted Priority Debt.

“Loan” means (a) each loan advanced by a Lender pursuant to Section 2.01 and (b) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(d). For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.01 and not yet repaid, and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Security Documents, the Management Rights Letter, the Perfection Certificate, any subordination agreement or any intercreditor agreement entered into by Administrative Agent (on behalf of the Secured Parties) with any other creditors of Obligors or any agent acting on behalf of such creditors (including, without limitation, each Intercreditor Agreement), and any other present or future document, instrument, agreement or certificate executed by Obligors and delivered to Administrative Agent or any Secured Party in connection with or pursuant to this Agreement or any of the other Loan Documents, all as amended, restated, supplemented or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Total Credit Exposures of all Lenders at such time, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.

“Management Rights Letter” means that certain management rights letter dated as of the Closing Date delivered by Borrower in favor of CRG Partners IV L.P.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or material adverse effect on (a) the business, condition (financial or otherwise), operations or Property of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their material obligations under the Loan Documents or (c) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of Administrative Agent or any Lender under any of the Loan Documents.

“Material Agreements” means (a) all material inbound and outbound license agreements to which Borrower or any of its Subsidiaries is a party and (b) all other agreements to which Borrower or any of its Subsidiaries is a party from time to time, the absence, breach, non-performance or termination of any one of which, or of any series of related agreements of which, could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, at any time, (a) any Indebtedness of Borrower or any Subsidiary, the outstanding principal amount of which, individually or in the aggregate, exceeds $500,000 (or the Equivalent Amount in other currencies), (b) any Permitted Priority Debt and (c) any Permitted PPP Debt.

“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(c) and any other Obligor Intellectual Property after the Closing Date that is material to any Obligor’s business or assets.

“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date, and (b) the date on which the Loans are accelerated pursuant to Section 11.02.

“Maximum Rate” has the meaning set forth in Section 13.18.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Non-Consenting Lender” has the meaning set forth in Section 2.06(a).

“Non-Disclosure Agreement” has the meaning set forth in Section 13.16.

“Non-Prepayment Basket” has the meaning set forth in Section 11.02(c)(i).

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to Administrative Agent, any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursements of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.

“Obligors” means, collectively, Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

“Participant” has the meaning set forth in Section 13.05(e).

“Participant Register” has the meaning set forth in Section 13.05(f).

“Patents” has the meaning set forth in the Security Agreement.

“Paycheck Protection Program” means the Small Business Administration’s Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act.

“Payment Date” means (a) each March 31, June 30, September 30 and December 31 (commencing on the first such date to occur at least thirty (30) days after the Closing Date) and (b) the Maturity Date; provided, that if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means that certain Perfection Certificate, dated as of the Closing Date delivered by the Obligors to Administrative Agent.

“Permitted Acquisition” means any Acquisition by an Obligor; provided, that:

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c) in the case of (i) the Acquisition of the Equity Interests of any Person, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired or otherwise issued or issuable by such Person, and any Subsidiary formed in connection with such Acquisition, shall be owned one hundred percent (100%) by an Obligor or any Subsidiary thereof, and the Obligors shall have taken, or caused to be taken, within thirty (30) days (or such longer time as consented to by Administrative Agent in writing) of the date such Person becomes a Subsidiary, each of the actions set forth in Section 8.12, if applicable and (ii) the acquisition of Property, such Property (other than any Excluded Assets (as defined in the Security Agreement)) shall be subject to a perfected, valid and enforceable first priority (subject to Permitted Priority Liens) Lien in favor of Administrative Agent to the extent required pursuant to Section 8.12;

(d) the Obligors shall be in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 on a pro forma basis after giving effect to such Acquisition;

(e) such Person (in the case of an Acquisition of Equity Interests) or assets (in the case of an Acquisition of assets, a division or a line of business) shall be engaged or used, as the case may be, (i) in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged or (ii) shall have a similar, related or complementary customer base as Borrower and/or its Subsidiaries;

(f) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the Board and/or the shareholders (or equivalent) of the applicable Obligor and the target of such Acquisition; and

(g) the Obligors shall have notified Administrative Agent and Lenders of such Acquisition not fewer than five (5) days prior to the consummation of such Acquisition and furnished to Administrative Agent copies of audited and unaudited financial statements, if any, received from the target and any other financial information or quality of earnings analysis produced by an accounting firm or independent advisor for the use of Borrower and its Subsidiaries.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or State thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is organized under the laws of the United States, any state thereof or the District of Columbia and (d) money market funds publicly traded or regulated by a Governmental Authority at least ninety-five percent (95%) of the assets of which are invested in cash equivalents of the type described in clauses (a) through (c) above.

“Permitted Holders” means John T. Treace.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted PPP Debt” means the Indebtedness of the Borrower under the Paycheck Protection Program and evidenced by that certain U.S. Small Business Administration Paycheck Protection Program Note dated as of April 22, 2020, executed by the Borrower in favor of Silicon Valley Bank.

“Permitted Priority Debt” means Indebtedness of Borrower under (a) one working capital revolving credit facility, in an amount not to exceed at any time the lesser of (x) $10,000,000 and (y) the sum of (1) eighty-five percent (85%) of the face amount at such time of Borrower’s eligible accounts receivable plus (2) at all times when a Streamline Period (as defined in the Existing Loan Agreement (as amended on the Initial Funding Date)) is in effect, the lesser of (i) fifty percent (50%) of the value of Borrower’s eligible inventory (valued at the lower of cost or wholesale market value) and (ii) Three Million Dollars ($3,000,000.00), and (b) Bank Services (as defined in the Existing Loan Agreement), in an amount not to exceed at any time $2,000,000; provided, that (i) such Indebtedness, if secured, is secured solely by the Permitted Priority Debt Collateral, but otherwise is not secured by any property (including any Intellectual Property or proceeds thereof or of Collateral that does not secure such Permitted Priority Debt), (ii) neither Borrower nor any Subsidiary that is not an Obligor shall be an obligor with respect to such Indebtedness or pledge any collateral to secure such Indebtedness and (iii) the holders or lenders thereof have executed and delivered to Administrative Agent an Intercreditor Agreement.

“Permitted Priority Debt Collateral” means the “ABL Senior Collateral” as defined in the Intercreditor Agreement.

“Permitted Priority Liens” means (a) Liens permitted under Section 9.02(c), (d), (e), (f), (g), (h), (i), (j), (k), (m), (n) and (p), and (b) Liens permitted under Section 9.02(b); provided that such Liens are also of the type described in Section 9.02(c), (d), (e), (f), (g), (h), (i), (j), (k), (m), (n) and (p).

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals, refinancings and replacements of such Indebtedness; provided, that such extension, renewal, refinancing or replacement (a) shall not increase the outstanding principal amount of such existing Indebtedness (other than by (i) the aggregate amount of any fees and expenses incurred in connection with such extension, renewal, refinancing or replacement and any reasonable premium paid in connection with such extension, renewal, refinancing or replacement and (ii) if such Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments, but only to the extent that Indebtedness could be incurred thereunder at the time in compliance with the terms thereof and of this Agreement), (b) contains terms relating to outstanding principal amount, amortization, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate which does not exceed the rate of interest of such existing Indebtedness being replaced by more than two percent (2%) per annum, (d) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such existing Indebtedness and (e) shall not have a maturity date earlier than that of such existing Indebtedness.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIK Loan” has the meaning set forth in Section 3.02(d).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” means, if the prepayment occurs:

(a) on or prior to the date that is one (1) year after the applicable Borrowing Date, the Prepayment Premium shall be an amount equal to twenty percent (20%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date;

(b) after the date that is one (1) year after the applicable Borrowing Date, and on or prior to the date that is two (2) years after the applicable Borrowing Date, the Prepayment Premium shall be an amount equal to eleven percent (11%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date; and

(c) after the date that is two (2) years after the applicable Borrowing Date, the Prepayment Premium shall be an amount equal to zero percent (0%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date;

provided, that to determine the aggregate outstanding principal amount of the Loans and the applicable Borrowing Date as of any Redemption Date for purposes of this definition:

(i) if, as of such Redemption Date, Borrower shall have made only one Borrowing (excluding Borrowings of PIK Loans), the Prepayment Premium shall be determined by reference to the Initial Funding Date; and

(ii) if, as of such Redemption Date, Borrower shall have made more than one Borrowing (excluding Borrowings of PIK Loans), then the Prepayment Premium shall equal the sum of multiple Prepayment Premiums calculated with respect to the Loans of each non-PIK Loan Borrowing included in such payment, each of which Prepayment Premiums shall be calculated based solely on the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon) and by reference to the applicable Borrowing Date for such Borrowing. In the case of any partial prepayment, the amount of such prepayment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) on a pro rata basis.

The Prepayment Premium payable upon any prepayment shall be in addition to any payments required pursuant to the Fee Letter (including the Back-End Facility Fee).

“Procedure” means medical procedures and related products used for corrective alignment via repositioning of the bone or bones causing a bunion deformity in a subject.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, (a) at any time during the Commitment Period, the percentage obtained by dividing (i) the sum of (A) the unused Commitment of such Lender then in effect plus (B) the aggregate outstanding principal amount of the Loans of such Lender at such time by (ii) the sum of (A) the unused Commitments of all Lenders then in effect plus (B) the aggregate outstanding principal amount of the Loans of all Lenders at such time and (b) at any time thereafter, the percentage obtained by dividing (i) the aggregate outstanding principal amount of the Loans of such Lender at such time by (ii) the aggregate outstanding principal amount of the Loans of all Lenders at such time.

“Qualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax qualified under Section 401(a) of the Code.

“Qualifying IPO” means the issuance by Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 which results in gross proceeds to Borrower of at least $50,000,000, at a post-money valuation of at least $200,000,000, and such Equity Interests being listed on a nationally-recognized stock exchange in the United States.

“Real Property Security Documents” means the Landlord Consent and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Date” means, as the context may require, (a) the Payment Date on which an optional prepayment is made pursuant to Section 3.03(a), (b) the date of an Asset Sale, Involuntary Disposition or Change of Control in connection with which a prepayment is made, or required to be made, pursuant to Section 3.03(b) and (c) in the event that Loans become due and payable prior to the Stated Maturity Date for any reason not related to the foregoing clauses (a) through (b) (other than by reason of the Loans becoming due and payable pursuant to an Acceleration or if mandated by a Requirement of Law as described in Section 5.02), the date on which a prepayment is due.

“Redemption Price” means an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium plus any accrued but unpaid interest and any fees then due and owing pursuant to the Loan Documents (including the Back-End Facility Fee).

“Register” has the meaning set forth in Section 13.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing.

“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” of any Person means each of the president, chief executive officer and chief financial officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of Borrower or any of its Subsidiaries.

“Restrictive Agreement” means an indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary.

“Revenue” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, net revenue for such period properly recognized under GAAP, consistently applied, less (a) all rebates, refunds, discounts and other price allowances and (b) upfront payments, milestones and other similar one-time payments received by Borrower or any Subsidiary, in each case, that are not related to the sale of products or services (including, for the avoidance of doubt, procedures).

“Sanctioned Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Jurisdiction or (c) any Person owned or Controlled by any such person or Persons described in clauses (a) and (b).

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Second PIK Period” means the period beginning on day immediately following the second (2nd) Payment Date through and including the earlier to occur of (a) the nineteenth (19th) Payment Date and (b) at the written election of the Majority Lenders, any date after the day immediately following the second (2nd) Payment Date on which any Event of Default shall have occurred (provided, that if such Event of Default shall have been cured or waived, the Second PIK Period shall resume until the earlier to occur of the next Event of Default (subject to the election of the Majority Lenders) and the nineteenth (19th) Payment Date).

“Secured Parties” means the Lenders, Administrative Agent, each other Indemnified Party, each other holder of any Obligation and each co-agent and sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.04.

“Securities Account” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Obligors and Administrative Agent, granting a security interest in the Obligors’ personal Property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, entered into by one or more Obligors in favor of Administrative Agent, for the benefit of the Secured Parties, each in form and substance reasonably satisfactory to Administrative Agent (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Stated Maturity Date” means the twentieth (20th) Payment Date.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantors” means each of the Subsidiaries identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12(a) or (b).

“Substitute Lender” has the meaning set forth in Section 2.06(a).

“Tax Affiliate” means (a) Borrower and its Subsidiaries, (b) each other Obligor and (c) any Affiliate of an Obligor with which such Obligor files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Returns” has the meaning set forth in Section 7.08.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, know-how, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Inventions, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time and the aggregate outstanding principal amount of all Loans of such Lender at such time.

“Trademarks” is defined in the Security Agreement.

“Transactions” means (a) the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party and the Borrowings contemplated hereby, (b) the repayment in full of all existing Indebtedness (other than contingent indemnification obligations for which no claim has been submitted) of Borrower and its Subsidiaries under the Existing Loan Agreement and the termination of all Liens with respect thereto (other than Liens permitted under Section 9.02(c)) and commitments thereunder (except for commitments in respect of Permitted Priority Debt permitted under Section 9.01(c)), in each case, on the Initial Funding Date and (c) the payment of related fees, costs and expenses in connection with the matters described in clauses (a) and (b).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“United States” and “U.S.” mean the United States of America.

“VCOC Lender” means CRG PARTNERS IV L.P. and each other Lender that is intended to qualify as a “venture capital operating company” for purposes of ERISA and that is assigned any of the Loans. Notwithstanding the foregoing, it is understood and agreed that if CRG PARTNERS IV – CAYMAN LEVERED L.P. becomes a Lender after the Closing Date, it will automatically be deemed a VCOC Lender.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means any Obligor and Administrative Agent.

1.02 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. All components of financial calculations made to determine compliance with this Agreement, including Section 10, shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Acquisition, Asset Sale or Involuntary Disposition, in each case, consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

1.03 Interpretation.

(a) For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Agreement include the plural as well as the singular and vice versa; (ii) words importing gender include all genders; (iii) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (iv) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (v) references to days, months and years refer to calendar days, months and years, respectively; (vi) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (vii) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; (viii) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted) and (ix) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time. Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted subsequent amendments, restatements, extensions, supplements and other modifications thereto.

(b) Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) other than with respect to the preparation of financial statements in accordance with GAAP (it being understood that, if requested by Administrative Agent or any Lender, Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between the applicable calculations, amounts and definitions set forth herein both with and without giving effect to such change), any change to GAAP occurring after December 31, 2017 as a result of ASU 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017, (ii) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value,” as defined therein and (iii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.04 Changes to GAAP. If, after the Closing Date, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, 9 or 10 to be materially different than the amount that would be determined prior to such change, then:

(a) Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to Administrative Agent within thirty (30) days of adoption by Borrower or any of its Subsidiaries of such change;

(b) either Borrower or the Majority Lenders may indicate within ninety (90) days following the date of the Accounting Change Notice that they wish to revise the method of calculating such financial covenants, amend any such amount or amend any financial covenant definition in connection therewith, in each case, to ensure alignment with the change set forth in the Accounting Change Notice, then the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants or an amendment to such amount or financial definition, as the case may be;

(c) until Borrower and the Majority Lenders have reached agreement on such revisions, (i) such financial covenants, amounts or definitions will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations, amounts and definitions set forth therein before and after giving effect to such change in GAAP;

(d) if no party elects to revise the method of calculating the financial covenants, amounts or definitions, then the financial covenants, amounts or definitions will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

(e) any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.

1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2

THE COMMITMENT

2.01 Commitments. Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make up to three term loans (provided, that PIK Loans shall be deemed not to constitute “term loans” for purposes of this Section 2.01) to Borrower, in each case on a Business Day during the Commitment Period in Dollars and in an aggregate principal amount for such Lender not to exceed such Lender’s then unfunded Commitment; provided, however, that no Lender shall be obligated to make a term loan in excess of such Lender’s Proportionate Share of the applicable Borrowing. Amounts of Loans repaid may not be reborrowed.

2.02 Borrowing Procedures. Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on written notice in the form of Exhibit B given by Borrower to Administrative Agent not later than 11:00 a.m. (Central time) on the Borrowing Notice Date (a “Notice of Borrowing”).

2.03 Fees. Borrower shall pay to Administrative Agent and/or the Lenders, as applicable, such fees as described in the Fee Letter.

2.04 Use of Proceeds. Borrower shall use the proceeds of the Loans for repayment of all outstanding Indebtedness and other obligations under the Existing Loan Agreement (other than Indebtedness and other obligations which are permitted to remain outstanding pursuant to Section 9.01(c)), general working capital and corporate purposes and to pay fees, costs and expenses incurred in connection with the Transactions; provided, that the Lenders shall have no responsibility as to the use of any proceeds of Loans.

2.05 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.04.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders or Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any

Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.06 Substitution of Lenders.

(a) Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then (x) Borrower may elect to pay in full such Affected Lender with respect to all Obligations due to such Affected Lender or (y) either Borrower or Administrative Agent shall identify any willing Lender, Affiliate of a Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender; provided, that any substitution of a Non-Consenting Lender shall occur only with the consent of Administrative Agent and must not conflict with applicable Laws.

(b) Procedure. To substitute such Affected Lender or pay in full all Obligations owed to such Affected Lender, Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (which, notwithstanding anything to the contrary, shall not include any Prepayment Premium, Back-End Facility Fee, Acceleration Premium or similar premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents.

(c) Effectiveness. Upon satisfaction of the conditions set forth in Sections 2.06(a) and (b), Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (B) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

2.07 Termination or Reduction of Commitments.

(a) Voluntary. Borrower may, upon notice to Administrative Agent during the Commitment Period, on any Payment Date, terminate in part or in full the then unfunded Commitments; provided, that any such notice shall be received by Administrative Agent not later than 11:00 a.m. (Central time) five (5) Business Days prior to the date of termination. Upon any partial termination of the Commitments, the Commitments of each Lender shall be reduced by such Lender’s Proportionate Share of such reduction amount.

(b) Mandatory. The Commitments shall be automatically and permanently reduced (i) on the Initial Funding Date, by the amount of the Borrowing made on such date, (ii) on the earlier to occur of (A) the Borrowing Date for a Borrowing made in accordance with Section 6.02(b) and (B) July 1, 2021, by $10,000,000 and (iii) on the earlier to occur of (A) the Borrowing Date for a Borrowing made in accordance with Section 6.02(c) and (B) December 31, 2021, by $10,000,000. Additionally, the Commitments shall be automatically and permanently reduced to zero on the date that the Commitment Period shall end. Upon any reduction of the Commitments, the Commitments of each Lender shall be reduced by such Lender’s Proportionate Share of such reduction amount.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment.

(a) Repayment. During the Interest-Only Period, no scheduled payments of principal of the Loans shall be due. Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans (including, for the avoidance of doubt, PIK Loans), together with all other outstanding Obligations, shall be due and payable on the Maturity Date.

(b) Application. Any optional or mandatory prepayment of the Loans shall be applied to the Loans on a pro rata basis.

(c) Maturity Date. To the extent not previously paid, the principal amount of the Loans (including, for the avoidance of doubt, PIK Loans), together with all other outstanding Obligations, shall be due and payable on the Maturity Date.

3.02 Interest.

(a) Interest Generally. Subject to Section 3.02(d), Borrower agrees to pay to the Lenders interest on the unpaid principal amount of the Loans (including, for the avoidance of doubt, PIK Loans) and the amount of all other outstanding monetary Obligations, in the case of the Loans, for the period from the applicable Borrowing Date and, in the case of any other monetary Obligation, from the date such other monetary Obligation is due and payable, in each case, to and including the date on which such Loan or monetary Obligation is paid in full, at a rate per annum equal to thirteen percent (13%).

(b) Default Interest. Notwithstanding the foregoing, (i) automatically upon the occurrence and during the continuance of any Event of Default under Section 11.01(a), (h), (i) or (j), and (ii) after written notice from Administrative Agent to Borrower upon the occurrence and during the continuance of any other Event of Default not covered by the foregoing clause (i), in each case, the interest payable pursuant to Section 3.02(a) shall increase automatically by four percent (4.00%) per annum (such aggregate increased rate, the “Default Rate”). Notwithstanding any other provision herein (including Section 3.02(d)), if interest is required to be paid at the Default Rate, it shall be paid entirely in cash.

(c) Interest Payment Dates. Subject to Section 3.02(d), accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided, that interest payable at the Default Rate shall be payable from time to time on demand.

(d) Paid In-Kind Interest.

(i) First PIK Period. Notwithstanding Section 3.02(a), at any time during the First PIK Period, Borrower may elect to pay interest on the outstanding principal amount of the Loans entirely as compounded interest, added to the aggregate principal amount of the Loans for all purposes under this Agreement (the amount of any such compounded interest being a “PIK Loan”), including, without limitation, for purposes of calculating any Prepayment Premium or Acceleration Premium. The principal amount of each PIK Loan under this Section 3.02(d)(i) shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans. For purposes of clarification, Borrower may only elect to pay interest as provided in this Section 3.02(d)(i) for Interest Periods that are entirely within the First PIK Period (such that interest for the entirety of any Interest Period in which an Event of Default occurred or is continuing for which the Majority Lenders elected to end the First PIK Period must be paid in cash in accordance with Section 3.02(a) unless the Majority Lenders shall specify otherwise at the time of waiving such Event of Default).

(ii) Second PIK Period. Notwithstanding Section 3.02(a), at any time during the Second PIK Period, Borrower may elect to pay interest on the outstanding principal amount of the Loans as follows: (A) seven and one-half percent (7.50%) per annum interest payable in cash and (B) five and one-half percent (5.50%) per annum interest payable as compounded interest as compounded interest, added to the aggregate principal amount of the Loans for all purposes under this Agreement (the amount of any such compounded interest being a PIK Loan), including, without limitation, for purposes of calculating any Prepayment Premium or Acceleration Premium. The principal amount of each PIK Loan under this Section 3.02(d)(ii) shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans. For purposes of clarification, Borrower may only elect to pay interest as provided in this Section 3.02(d)(ii) for Interest Periods that are entirely within the Second PIK Period (such that interest for the entirety of any Interest Period in which an Event of Default occurred or is continuing for which the Majority Lenders elected to end the Second PIK Period must be paid in cash in accordance with Section 3.02(a) unless the Majority Lenders shall specify otherwise at the time of waiving such Event of Default).

(e) Redemption Price. For the avoidance of doubt, in the event any Loans shall become due and payable for any reason, interest pursuant to Sections 3.02(a) and (b) shall accrue on the Redemption Price for such Loans from and after the date such Redemption Price is due and payable until paid in full.

3.03 Prepayments.

(a) Optional Prepayments. Upon prior written notice to Administrative Agent delivered pursuant to Section 4.03, Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Payment Date for the Redemption Price. No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).

(b) Mandatory Prepayments.

(i) Asset Sales. In the event of any contemplated Asset Sale or Involuntary Disposition, as applicable, or series of related Asset Sales (other than any Asset Sale permitted under Section 9.09(a), (b), (c), (d) or (f)) or Involuntary Dispositions, as applicable, yielding Asset Sale Net Proceeds in excess of $2,000,000 in the aggregate for all such Asset Sales, Involuntary Dispositions or series thereof (such $2,000,000 aggregate amount, the “Non-Prepayment Basket”), Borrower shall provide at least ten (10) days’ prior written notice of such Asset Sale, Involuntary Disposition or series thereof, as applicable, to Administrative Agent and shall, not later than the date that is three (3) Business Days after the date of such Asset Sale, Involuntary Disposition or series thereof, as applicable: (x) if the assets subject to such Asset Sale, Involuntary Disposition or series thereof represent substantially all of the assets or Revenues of Borrower and its Subsidiaries, on a consolidated basis, or represent any specific line of business which either on its own or together with other lines of business sold or otherwise disposed of over the term of this Agreement account for Revenue generated by such lines of business exceeding fifteen percent (15%) of the Revenue of Borrower and its Subsidiaries, on a consolidated basis, in the immediately preceding year, prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Asset Sale, Involuntary Disposition or series thereof, and (y) in the case of all other Asset Sales, Involuntary Dispositions and series thereof not described in the foregoing clause (x) (and subject, for the avoidance of doubt, to the prior utilization of the Non-Prepayment Basket), prepay the Loans in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, Involuntary Disposition or series thereof, plus any accrued but unpaid interest and any fees (including the Back-End Facility Fee) then due and owing with respect to the principal amount of the Loans being prepaid plus the Prepayment Premium with respect to the Loans being prepaid, credited in the following order:

(A) first, in reduction of Borrower’s obligation to pay any unpaid interest and any fees (including the Back-End Facility Fee) then due and owing and any Prepayment Premiums;

(B) second, in reduction of Borrower’s obligation to pay any Claims or Losses referred to in Section 13.03 then due and owing;

(C) third, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;

(D) fourth, in reduction of any other Obligation then due and owing; and

(E) fifth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.

(ii) Change of Control. In the event of a Change of Control, Borrower shall immediately provide notice of such Change of Control to Administrative Agent and, if within ten (10) days of receipt of such notice, the Majority Lenders or Administrative Agent advise Borrower that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(ii), Borrower shall prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Change of Control (including, without limitation, any Prepayment Premium with respect to the Loans being prepaid) and pay any fees payable (including the Back-End Facility Fee).

(c) Prepayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 3, then, in all cases, Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to (but without duplication of) the other Obligations so prepaid or required to be prepaid, the applicable Prepayment Premium.

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by Administrative Agent by notice to Borrower, not later than 4:00 p.m. (Central time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. To the extent the order of application is not otherwise specified by another provision hereof, each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document, specify to Administrative Agent the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the manner they determine to be appropriate).

(c) Non-Business Days. If the due date of any payment under this Agreement (other than of principal of or interest on the Loans) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed during the period for which payable.

4.03 Notices. Each notice of optional prepayment shall be effective only if received by Administrative Agent not later than 4:00 p.m. (Central time) on the date five (5) Business Days (or such shorter period as may be agreed to in Administrative Agent’s sole discretion) prior to the date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment and may be conditioned upon the consummation of other transactions.

4.04 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Administrative Agent and each Lender agree promptly to notify Borrower after any such set-off and application; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, each Lender and each of their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained herein shall require Administrative Agent, any Lender or any of their respective Affiliates to exercise any such right or shall affect the right of such Person to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

4.05 Pro Rata Treatment.

(a) Unless Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to Administrative Agent, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to Administrative Agent by the required time on the applicable Borrowing Date therefor, such Lender and Borrower severally agree to pay to Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to

Administrative Agent, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Obligor.

(c) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan or Prepayment Premium in connection therewith made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Proportionate Share, of such payment on account of the Loans, such Lender shall (i) notify Administrative Agent of the receipt of such payment, and (ii) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders, as applicable (directly or through Administrative Agent), without recourse, such participations in the Loans made by them or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Proportionate Shares, as applicable; provided, however, that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.05(c) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 4.05(c) shall be required to implement the terms of this Section 4.05(c). Administrative Agent shall keep records

(which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 4.05(c) and shall in each case notify the Lenders following any such purchase. Borrower consents on behalf of itself and each other Obligor to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Requirements of Law Generally. If, on or after the Closing Date, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting its Loans or its Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date, the adoption of any Requirement of Law regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender (directly or through Administrative Agent) will promptly notify Borrower of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain its Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans of such Lender shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the aggregate principal amount of such Loans plus all accrued but unpaid interest and any fees then due and owing (including the Back-End Facility Fee and excluding, for the avoidance of doubt, any Prepayment Premium or Acceleration Premium) on the date of such prepayment.

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) Payment of Other Taxes by Obligors. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 5.03, such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification. The Obligors shall jointly and severally reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall make available to Borrower (directly or through Administrative Agent) such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, that other than in the case of U.S. Federal withholding Taxes, such Lender has received written notice from Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender shall make available (directly or through Administrative Agent) such other documentation prescribed by applicable law as reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall make available to Borrower (directly or through Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, make available to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, make available to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall make available to Borrower (directly or through Administrative Agent) at the time or times prescribed by law as reasonably requested by Borrower or Administrative Agent any necessary forms and information reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to withholding tax under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date hereof.

(iii) Each Lender agrees that if any form or certification it previously made available becomes inaccurate in any respect, or if Borrower notifies such Lender that any form or certification such Lender previously made available has expired or becomes obsolete in any respect, such Lender shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Mitigation Obligations. If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to Closing Date. This Agreement shall not become effective until the following conditions precedent shall have been satisfied or waived in writing by the Lenders:

(a) [Reserved]

(b) [Reserved]

(c) Terms of Material Agreements, Etc. Lenders shall be reasonably satisfied with the terms and conditions of all Material Agreements.

(d) No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.

(e) Payment of Fees. The Lenders shall be satisfied with the arrangements to deduct the fees set forth in the Fee Letter that are payable as of the Initial Funding Date (including the financing fee required pursuant to the Fee Letter) from the proceeds advanced.

(f) Lien Searches. The Lenders shall be satisfied with Lien searches regarding Borrower and its Subsidiaries made prior to such Borrowing.

(g) Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Lenders:

(i) Agreement. This Agreement duly executed and delivered by Borrower and each of the other parties hereto.

(ii) Security Documents.

(A) The Security Agreement, duly executed and delivered by each of the Obligors.

(B) Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor.

(C) With respect to all Equity Interests owned by the Obligors required to be pledged under the Loan Documents, (1) to the extent that such Equity Interests are certificated or required to be certificated pursuant to the applicable issuer’s organizational documents, original share certificates or other documents or evidence of title, together with share transfer documents, undated and executed in blank and (2) to the extent that such Equity Interests are uncertificated and permitted to be uncertificated pursuant to the applicable issuer’s organizational documents, an issuer’s acknowledgment in form and substance reasonably satisfactory to Administrative Agent.

(D) [intentionally deleted].

(E) UCC-1 financing statements in proper form for filing against each Obligor in its jurisdiction of formation or incorporation, as the case may be.

(F) Evidence of filing of each of the Short-Form IP Security Agreements in the United States Patent and Trademark Office or the United States Copyright office, as applicable.

(G) Without limitation, all other documents and instruments reasonably required to perfect the Liens of the Administrative Agent, for the benefit of the Secured Parties, on, and security interests in, the Collateral required to be delivered on the Closing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(iii) Fee Letter. The Fee Letter duly executed and delivered by Borrower and Administrative Agent.

(iv) Perfection Certificate. The Perfection Certificate duly executed and delivered by the Obligors.

(v) Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the execution, delivery and performance by the Obligors of the Loan Documents and the Transactions.

(vi) Corporate Documents. Certified copies of (A) the constitutive documents of each Obligor, (B) resolutions of the Board (or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party and (C) good standing certificates (or their equivalent) of each Obligor dated as of a recent date.

(vii) Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the Responsible Officers who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(viii) Officer’s Certificate. A certificate, dated as of the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions set forth in Section 6.03.

(ix) [Reserved]

(x) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Obligors and their respective Subsidiaries pursuant to Section 8.05 and the designation of Administrative Agent as the lender’s loss payee or additional named insured, as the case may be, thereunder.

(xi) Management Rights Letter. The Management Rights Letter, duly executed and delivered by Borrower.

(xii) Payoff Letter. A duly executed and delivered payoff letter with respect to the Existing Loan Agreement, together with such related Lien releases as are reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to Administrative Agent.

(xiii) Other Liens. Duly executed and delivered copies of such acknowledgment letters as are reasonably requested by Administrative Agent with respect to existing Liens.

6.02 Conditions to Borrowings. The obligation of each Lender to make a Loan (except in the case of a PIK Loan) as part of a Borrowing after the Closing Date is subject to the following conditions precedent, which shall have been satisfied or waived in writing by the Lenders:

(a) Initial Funding Date Borrowing. The Borrowing on the Initial Funding Date shall be subject to the following conditions precedent:

(i) Borrowing Date and Amount. Such Borrowing shall occur on the Initial Funding Date in an amount equal to $30,000,000.00.

(ii) Opinions of Counsel. The Lenders shall have received an opinion, dated as of the Initial Funding Date, of counsel to each Obligor in form and substance acceptable to the Lenders and their counsel.

(iii) Fees. Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter with respect to such Borrowing.

(b) First Additional Tranche. One subsequent Borrowing shall be subject to the following conditions precedent:

(i) Borrowing Date. Such Borrowing shall occur on or prior to June 30, 2021.

(ii) Amount of Borrowing. The amount of such Borrowing shall equal $10,000,000 (or, if requested by Borrower to be less than $10,000,000, in an amount equal to $7,500,000, $5,000,000 or $2,500,000).

(iii) Borrowing Milestone. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent demonstrating that Revenues for any twelve (12) consecutive month period ending after the Closing Date but on or prior to June 30, 2021 were greater than or equal to $50,000,000.

(iv) Notice of Milestone Achievement and Audit. Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.02(b)(iii), and Administrative Agent shall have been reasonably satisfied with the results of its audit of the Revenues by examining Borrower’s books and records.

(v) Notice of Borrowing. A Notice of Borrowing requesting such Borrowing shall have been received.

(vi) Financing Fee. Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter with respect to such Borrowing.

(c) Second Additional Tranche. One subsequent Borrowing shall be subject to the following conditions precedent:

(i) Borrowing Date. Such Borrowing shall occur on or prior to December 31, 2021.

(ii) Amount of Borrowing. The amount of such Borrowing shall equal $10,000,000 (or, if requested by Borrower to be less than $10,000,000, in an amount equal to $7,500,000, $5,000,000 or $2,500,000).

(iii) Borrowing Milestone. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent demonstrating that Revenues for any twelve (12) consecutive month period ending after the Closing Date but on or prior to December 31, 2021 were greater than or equal to $65,000,000.

(iv) Notice of Milestone Achievement and Audit. Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.02(b)(iii), and Administrative Agent shall have been reasonably satisfied with the results of its audit of the Revenues by examining Borrower’s books and records.

(v) Notice of Borrowing. A Notice of Borrowing requesting such Borrowing shall have been received.

(vi) Financing Fee. Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter with respect to such Borrowing.

6.03 Conditions to Each Borrowing. The obligation of each Lender to make a Loan as part of any Borrowing (including the initial Borrowing made on the Initial Funding Date) is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date, which shall have been satisfied or waived in writing by the Lenders:

(a) Commitment Period. Except in the case of any PIK Loan, such Borrowing Date shall occur during the Commitment Period.

(b) No Default; Representations and Warranties; No Material Adverse Effect. Both immediately prior to the making of such Loan and after giving effect thereto and to the intended use thereof:

(i) no Default shall have occurred and be continuing or would result from such proposed Loan or the application of the proceeds thereof;

(ii) with respect to any Loan (other than any PIK Loan), the representations and warranties made in Section 7 and in the other Loan Documents shall be true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on and as of the Borrowing

Date, and immediately after giving effect to the application of the proceeds of the Borrowing, with the same force and effect as if made on and as of such date (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on such earlier date); and

(iii) no Material Adverse Effect has occurred or is reasonably likely to occur after giving effect to such proposed Borrowing.

(c) Notice of Borrowing. Except in the case of any PIK Loan, Administrative Agent shall have received a Notice of Borrowing as and when required pursuant to Section 2.02.

Each Borrowing shall constitute a certification by Borrower to the effect that the conditions set forth in this Section 6.03 have been fulfilled as of the applicable Borrowing Date.

SECTION 7

REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to Administrative Agent and the Lenders that:

7.01 Power and Authority. Each of Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other equivalent power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which such Obligor is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower or any of its Subsidiaries, (c) will not violate any order of any Governmental Authority applicable to Borrower or any Subsidiary, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower, any of its Subsidiaries or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (e) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower and its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. Borrower has heretofore furnished to the Lenders certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the previously-delivered statements of the type described in Section 8.01(a). Neither Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b) No Material Adverse Change. Since December 31, 2019, there has been no event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Change.

7.05 Properties.

(a) Property Generally. Borrower and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal Property material to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property.

(i) Schedule 7.05(b)(i) (as amended from time to time by Borrower in accordance with Section 7.20) contains:

(A) a complete and accurate list of all applied for or registered Patents, owned by or licensed to Borrower or any Subsidiary, including the jurisdiction and patent number;

(B) a complete and accurate list of all applied for or registered Trademarks, owned by or licensed to Borrower or any Subsidiary, including the jurisdiction, trademark application or registration number and the application or registration date;

(C) a complete and accurate list of all applied for or registered Copyrights, owned by or licensed to Borrower or any Subsidiary;

(D) a complete and accurate list of all material common-law Trademarks used by Borrower or any Subsidiary;

(E) a complete and accurate list of all trade names used by Borrower or any Subsidiary;

(F) a complete and accurate list of all material domain names and URLs owned by Borrower or any Subsidiary; and

(G) a complete and accurate list of each material inbound and outbound license of Borrower or any Subsidiary.

(ii) Each Obligor is the absolute beneficial owner of all right, title and interest in and to (except with respect to any in-licensed Obligor Intellectual Property) and has the right to use its Obligor Intellectual Property with no breaks in chain of title with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens. Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(ii):

(A) other than with respect to the Material Agreements, or as permitted by Section 9.09, the Obligors have not transferred ownership of Material Intellectual Property, in whole or in part, to any other Person who is not an Obligor;

(B) other than (1) the Material Agreements, (2) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (3) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to the Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Obligors;

(C) to any Obligor’s Knowledge, the use of any of the Obligor Intellectual Property and the conduct of the Obligors’ business does not breach, violate, infringe or interfere in any respect with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(D) there are no pending or, to any Obligor’s Knowledge, threatened in writing Claims against the Obligors asserted by any other Person relating to the Obligor Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Obligor Intellectual Property; no Obligor has received any written notice from any Person that any Obligor’s business, the use of the Obligor Intellectual Property, or the manufacture, use or sale of any product or the performance of any service or procedure by any Obligor infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(E) no Obligor has taken or failed to take any action that could adversely affect or otherwise impair the validity and/or enforceability of, or any Obligor’s rights in, any Material Intellectual Property; no Obligor has initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;

(F) all relevant current and former employees and contractors of each Obligor have executed written confidentiality and invention assignment Contracts with such Obligor that irrevocably assign to such Obligor or its designee all of their rights to any Inventions relating to any Obligor’s business that are conceived or reduced to practice by such employees within the scope of their employment or by such contractors within the scope of their contractual relationship with Borrower, to the extent permitted by applicable Law;

(G) the Obligor Intellectual Property is all the Intellectual Property adequate for the operation of Obligors’ business as it is currently conducted or as currently contemplated to be conducted;

(H) each Obligor has taken reasonable precautions to protect the secrecy, confidentiality and value of the Obligor Intellectual Property consisting of trade secrets and confidential information;

(I) the Obligors have delivered to Administrative Agent accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property;

(J) there are no pending or, to the Knowledge of any of the Obligors, threatened Claims against Borrower or any of its Subsidiaries asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements;

(K) no Obligor has made any assignment or agreement in conflict in any material respect with, and no license agreement with respect to, any Obligor Intellectual Property conflicts in any material respect with the Lien on and security interest in the Material Intellectual Property granted to Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of the Security Documents; and

(L) the consummation of the transactions contemplated hereby and the exercise by Administrative Agent or any Secured Party of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the use or enforceability of, any inbound or outbound licenses associated with any Obligor Intellectual Property in any material respect.

(iii) With respect to the Obligor Intellectual Property, except as set forth in Schedule 7.05(b)(ii), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A) each item of Material Intellectual Property is subsisting and, to Obligors’ Knowledge, is valid and enforceable;

(B) the inventors of each Patent comprised in the Obligor Intellectual Property have executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assign to an Obligor or its predecessor-in-interest all of their rights to any of the Inventions claimed in such Patents to the extent permitted by applicable law;

(C) no items of Obligor Intellectual Property have been abandoned or dedicated to the public except as a result of intentional, commercially-reasonable decisions made by the applicable Obligor;

(D) to any Obligor’s Knowledge, all prior art material to the Patents included in the Obligor Intellectual Property was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents as required by applicable law or regulation;

(E) subsequent to the issuance of the Patents included in the Obligor Intellectual Property, neither any Obligor nor its predecessors in interest have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(F) no allowable or allowed subject matter of the Patents included in the Obligor Intellectual Property, to any Obligor’s Knowledge, is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination, inter partes review, post grant review or opposition proceedings, nor are the Obligors aware of any basis for any such interference, re-examination, inter partes review, post grant review or opposition proceedings;

(G) no Obligor Intellectual Property has ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, no Obligor has received any notice asserting that such Obligor Intellectual Property are invalid, unpatentable or unenforceable; if any Patent included in the Obligor Intellectual Property is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(H) no Obligor has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any Obligor Intellectual Property is more likely than not to succeed;

(I) no Obligor has any Knowledge that any Obligor or any prior owner of any Patent included in the Obligor Intellectual Property or any of their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render invalid or unenforceable any such Patents; and

(J) all maintenance fees, renewal fees, annuities, and the like due or payable on the Obligor Intellectual Property have been timely paid, and all other acts required to maintain the same in full force and effect have been performed, except where the failure to do so was the result of an intentional decision by the applicable Obligor and could not reasonably be expected to result in a Material Adverse Change.

(iv) None of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective Lender seeking full information as to the Obligor Intellectual Property or the business of Borrower and its Subsidiaries.

(c) Material Intellectual Property. Schedule 7.05(c) (as amended from time to time by Borrower in accordance with Section 7.20) contains an accurate list of the Obligor Intellectual Property that is material to the business of any Obligor with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending or, to any Obligor’s Knowledge, threatened in writing with respect to Borrower or any of its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (ii) that involves this Agreement or the Transactions.

(b) Environmental Matters. Except with respect to matters that (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, (i) the operations and Property of Borrower and its Subsidiaries comply with all applicable Environmental Laws, and (ii) neither Borrower nor any Subsidiary has become subject to any Environmental Liability, has received written notice of any claim with respect to any Environmental Liability or has any Knowledge of any basis for any Environmental Liability.

(c) Labor Matters. Borrower and its Subsidiaries have not engaged in unfair labor practices that could reasonably be expected to have a Material Adverse Effect and there are no material labor actions or disputes involving the employees of Borrower or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

7.07 Compliance with Laws and Agreements. Borrower and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

7.08 Taxes. All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been timely filed with the appropriate Governmental Authorities, all such Tax Returns are true, correct and complete in all material respects, and all Taxes reflected therein or otherwise due and payable have been timely paid (except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP). No Tax Return is under audit or examination by any Governmental Authority and no notice of any material audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Laws and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

7.09 Full Disclosure. Obligors have disclosed to Administrative Agent and the Lenders all Material Agreements to which Borrower or any of its Subsidiaries is subject, and all other matters to any Obligor’s Knowledge, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.10 Regulation.

(a) Investment Company Act. Neither Borrower nor any of its Subsidiaries is or is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b) Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

(c) OFAC; Sanctions, Etc. Neither Borrower nor any of its Subsidiaries or, to the Knowledge of any Obligor, any Related Person (i) is currently the subject of any Sanctions or is a Sanctioned Person, (ii) is located (or has its assets located), organized or residing in any Sanctioned Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any impermissible transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Sanctioned Jurisdiction, (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (vi) has violated any Anti-Money Laundering Laws. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any impermissible activity or business of any Person located, organized or residing in any Sanctioned Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions or otherwise in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Each of Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote compliance by Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Related Persons with the Anti-Corruption Laws.

7.11 Solvency. Borrower is, and Borrower and its Subsidiaries, on a consolidated basis, are and, immediately after giving effect to each Borrowing and the use of proceeds thereof, will be Solvent.

7.12 Subsidiaries. Set forth on Schedule 7.12 (as amended from time to time by Borrower in accordance with Section 7.20) is a complete and correct list of all Subsidiaries. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by Borrower or such other Subsidiary, as applicable, of each such Subsidiary is as shown in said Schedule 7.12. Schedule 7.12 also identifies each Subsidiary that is an Excluded Subsidiary. Neither Borrower nor any Subsidiary has outstanding any shares of Disqualified Equity Interests.

7.13 Indebtedness and Liens. Set forth on Part I of Schedule 7.13(a) is a complete and correct list of all Indebtedness of Borrower and its Subsidiaries outstanding as of the Closing Date (other than (x) the Obligations, (y) any Permitted Priority Debt and (z) Indebtedness under the Existing Loan Agreement). Set forth on Part I of Schedule 7.13(b) is a complete and correct list of all Liens granted by Borrower and its Subsidiaries with respect to their respective Properties that are outstanding as of the Closing Date (other than (x) the Liens created under the Security Documents securing the Obligations, (y) Liens securing Permitted Priority Debt permitted under Section 9.02(c) and (z) Liens securing Indebtedness under the Existing Loan Agreement).

7.14 Material Agreements. Set forth on Schedule 7.14 (as amended from time to time by Borrower in accordance with Section 7.20) is a complete and correct list of (a) each Material Agreement and (b) each agreement creating or evidencing any Material Indebtedness (in each case, other than (x) the Loan Documents, (y) the Existing Loan Agreement and (z) the documentation governing the Permitted Priority Debt). Neither Borrower nor any of its Subsidiaries is in default under any Material Agreement or agreement creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14 (without giving effect to any updates to Schedule 7.14 after the Closing Date pursuant to Section 7.20), all Material Agreements of Borrower and its Subsidiaries are in full force and effect without material modification from the form in which the same were disclosed to Administrative Agent and the Lenders.

7.15 Restrictive Agreements. Neither Borrower nor any Subsidiary is subject to any Restrictive Agreement except those permitted under Section 9.11.

7.16 Real Property. Neither Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16 (as amended from time to time by Borrower in accordance with Section 7.20).

7.17 Pension Matters. Schedule 7.17 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of any Obligor or Subsidiary thereof, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA

Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made. The Obligors represent and warrant as of the date hereof that each of them is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to Borrower’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement.

7.18 Collateral; Security Interest. Each Security Document is effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document. The Security Documents collectively are effective to create in favor of Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, which security interests are first-priority (subject only to (x) Permitted Priority Liens and (y) solely until the initial Borrowing hereunder on the Initial Funding Date, Liens in favor of Silicon Valley Bank under the Existing Loan Agreement) to the extent required by the Security Documents.

7.19 Regulatory Approvals. Borrower and its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for Borrower and its Subsidiaries to conduct their operations and business in the manner currently conducted. Neither Borrower nor any of its Subsidiaries owns or leases a manufacturing or testing facility that requires a federal, FDA or equivalent state medical testing facility license.

7.20 Update of Schedules. Each of Schedules 7.05(b)(i), 7.05(c), 7.12, 7.14 and 7.16 may be updated by Borrower from time to time in order to ensure the continued accuracy of each such Schedule as of any upcoming date (other than a Borrowing Date with respect to a PIK Loan) on which representations and warranties are made incorporating the information contained on such Schedule. Such update may be accomplished by Borrower providing to Administrative Agent, in writing (including by electronic means), at Borrower’s discretion, either, a revised version of such Schedule or an update showing only the changes to such Schedule since the Closing Date or the most recent update pursuant to this Section 7.20, as the case may be, in accordance with the provisions of Section 13.02. Each such updated Schedule shall be effective immediately upon the receipt thereof by Administrative Agent.

SECTION 8

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash:

8.01 Financial Statements and Other Information. Borrower shall furnish to Administrative Agent (and, in the case of Sections 8.01(a) through (c), (e), (i) and (k), the VCOC Lender):

(a) as soon as available and in any event within (i) forty-five (45) days after the end of the first three fiscal quarters of each fiscal year and (ii) sixty (60) days after the end of the fourth fiscal quarter of each fiscal year, the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower that is a financial officer stating that such financial statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b) as soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Grant Thornton LLP or another firm of independent certified public accountants of recognized national or regional standing reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(c) together with the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate of a Responsible Officer of Borrower that is a financial officer as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit D (a “Compliance Certificate”);

(d) promptly upon receipt thereof, copies of all material letters of representation signed by Borrower or any of its Subsidiaries to its auditors and copies of all auditor reports, if any, delivered for each fiscal quarter;

(e) as soon as available, but in no event later than March 31st of each fiscal year of Borrower, a consolidated financial forecast for Borrower and its Subsidiaries for the following five fiscal years (including, for the avoidance of doubt, the fiscal year in which such forecast is delivered), including forecasted consolidated balance sheets, consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by Borrower or any Subsidiary, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which Borrower or any Subsidiary may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary;

(g) the information regarding insurance maintained by Borrower and its Subsidiaries as required under Section 8.05;

(h) promptly following Administrative Agent’s request at any time, evidence of the Obligors’ compliance with Section 10.01;

(i) within five (5) days of delivery, copies of all statements, reports and notices (including board kits) made available to Borrower’s Board, holders of Borrower’s Equity Interests or holders of Permitted Priority Debt; provided, that any such material may be redacted by Borrower if Borrower’s Board determines in good faith that (i) such redaction is reasonably necessary to exclude information relating to Borrower’s strategy regarding the Loans or, upon the advice of counsel, to preserve attorney-client privilege or (ii) such material constitutes confidential non-financial trade secrets or non-financial proprietary information;

(j) promptly after any Responsible Officer of an Obligor becoming aware, or having reason to become aware, that the SBA or any other applicable Governmental Authority has determined that any portion of the Permitted PPP Debt is, or will in the future, not be eligible for forgiveness pursuant to the Paycheck Protection Program as provided in Section 7(a) of the Small Business Act; and

(k) promptly following Administrative Agent’s reasonable request from time to time, such other information respecting the operations, properties, business or condition (financial or otherwise) of Borrower and its Subsidiaries (including, without limitation, pursuant to or in response to any environmental, social and governance policies and questionnaires of Administrative Agent or any Lender).

8.02 Notices of Material Events.

(a) Obligors shall furnish to Administrative Agent written notice of the following promptly after a Responsible Officer of Borrower or any Subsidiary first learns of the existence of:

(i) the occurrence of any Default;

(ii) the occurrence of any event with respect to property or assets of Borrower or any Subsidiary resulting in a Loss aggregating $1,000,000 (or the Equivalent Amount in other currencies) or more;

(iii) (A) any proposed acquisition of Equity Interests, assets or property by Borrower or any Subsidiary that could reasonably be expected to result in environmental liability under Environmental Laws which could reasonably be expected to result in a Material Adverse Effect, or (B)(1) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported by Borrower or any Subsidiary to any Governmental Authority under applicable Environmental Laws which could reasonably be expected to have a Material Adverse Effect, or (2) any action, suit, claim, notice of violation, hearing, investigation or proceeding pending, or to any Obligor’s Knowledge, threatened in writing against or affecting Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material which could reasonably be expected to have a Material Adverse Effect;

(iv) the assertion in writing of any environmental matter by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $1,000,000 other than any environmental matter or alleged violation that, if adversely determined, could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(v) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(vi) (A) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (B) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(vii) (A) the termination of any Material Agreement (other than upon the expiration thereof in accordance with its terms); (B) the receipt by Borrower or any of its Subsidiaries of any material notice under any Material Agreement; (C) the entering into of any new Material Agreement by Borrower or any Subsidiary; or (D) any material amendment to a Material Agreement;

(viii) the reports and notices required by the Security Documents;

(ix) within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary;

(x) promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening in writing to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(xi) the entering into by Borrower or any Subsidiary of a licensing agreement or arrangement in connection with any infringement or alleged infringement of the Intellectual Property of another Person; and

(xii) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02(a) shall be accompanied by a statement of a financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b) The Obligors shall furnish to Administrative Agent, concurrently with the delivery of financial statements under Section 8.01(a), written notice of the creation or other acquisition of any Intellectual Property by Borrower or any Subsidiary after the Closing Date and during such prior fiscal quarter which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority.

(c) The Obligors shall furnish to Administrative Agent written notice of any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to Administrative Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts within fifteen (15) days of such change.

(d) The Obligors promptly shall furnish to Administrative Agent such other information respecting the operations, properties, business or condition (financial or otherwise) of Borrower and its Subsidiaries (including with respect to the Collateral) as Administrative Agent may from time to time reasonably request.

8.03 Existence; Conduct of Business. Such Obligor shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Such Obligor shall, and shall cause each of its Subsidiaries to, pay and discharge its obligations, including (a) all Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05 Insurance. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of Administrative Agent or the Majority Lenders, such Obligor shall, and shall cause each of its Subsidiaries to, furnish Administrative Agent from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Such Obligor also shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to furnish to Administrative Agent from time to time upon the request of Administrative Agent or the Majority Lenders a certificate from such Obligor’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. Such Obligor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to such Person without at least thirty (30) days’ prior written notice (or such lesser amount as Administrative Agent may agree) to such Person and Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Obligors (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.” Such Obligor shall, and shall cause each of its Subsidiaries to, cause Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Administrative Agent, that it will give Administrative Agent thirty (30) days (or such lesser amount as Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

8.06 Books and Records; Inspection Rights.

(a) Such Obligor shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made sufficient for the preparation of financial statements in accordance with GAAP.

(b) Such Obligor shall, and shall cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent and each VCOC Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, to inspect its facilities and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and intervals (but not more often than once per fiscal year unless an Event of Default has occurred and is continuing) as Administrative Agent or a VCOC Lender, as applicable, may request.

(c) Such Obligor shall, and shall cause each of its Subsidiaries to, ensure that Administrative Agent and each VCOC Lender, and any representative designated by Administrative Agent and each VCOC Lender (as applicable), shall be entitled to consult with and advise management of Borrower and its Subsidiaries on matters relating to the operation and business of Borrower and its Subsidiaries, including management’s proposed annual operating plans and budgets, and management shall use commercially reasonable efforts to make itself available to meet with Administrative Agent or such VCOC Lender, or any representatives designated by Administrative Agent or such VCOC Lender, regularly during each year at the facilities of Borrower and its Subsidiaries at mutually agreeable times for such consultation and advice and to review progress in achieving said plans; provided, that such meetings do not cause any material disruption of the business.

(d) To the extent not duplicative with Section 8.15, such Obligor shall permit, and shall cause each of its Subsidiaries to permit, each VCOC Lender or any representative designated by any VCOC Lender to attend all meetings of its Board as a non-voting observer, except that such representative may be excluded from access to such meeting (or portion thereof) or any material during any such meeting if its Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential non-financial trade secrets or non-financial proprietary information of such Obligor. Upon reasonable notice and at a scheduled meeting of the Board of such Obligor or such Subsidiary, as the case may be, or such other time, if any, as such Board may determine in its sole discretion (but no more than two (2) times per year, so long as no Event of Default has occurred and is continuing), such Obligor shall, and shall cause each of its Subsidiaries to, ensure that such VCOC Lender or such representative may address such Board with respect to such VCOC Lender’s concerns regarding significant business issues facing Borrower and its Subsidiaries. The VCOC Lenders shall use commercially reasonable efforts to coordinate the exercise of their rights under this clause (d) with one another and with the Administrative Agent to the extent that the Administrative Agent has any similar rights under this Agreement or any other Loan Document.

(e) The Obligors shall pay all reasonable and documented out-of-pocket costs of all such inspections and meetings; provided, that so long as no Event of Default has occurred and is continuing, (i) in the case of inspections, the Obligors shall not be required to pay such expenses for more than one (1) inspection for each fiscal year and (ii) in the case of meetings, the Obligors shall not be obligated to pay such expenses for more than one (1) meeting per fiscal year.

(f) If Administrative Agent’s or any VCOC Lender’s outside counsel determines in writing that other rights of consultation are necessary under applicable legal authorities promulgated after the Closing Date to preserve the qualification of Administrative Agent’s, the VCOC Lender’s or any Lender’s investment as a “venture capital investment” for purposes of ERISA, the Obligors shall work in good faith to agree to an amendment to this Section 8.06 to reflect such other rights at the VCOC Lender’s sole expense.

8.07 Compliance with Laws and Other Obligations. Such Obligor shall, and shall cause each of its Subsidiaries to, (a) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (b) comply in all material respects with all terms of Indebtedness and all other Material Agreements.

8.08 Maintenance of Properties, Etc.

(a) Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

(b) Such Obligor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to renew, prosecute, enforce and maintain its Obligor Intellectual Property, excluding (i) the renewal, prosecution and maintenance of its Obligor Intellectual Property that in the commercially reasonable business judgment of such Obligor is not (A) necessary or material for the conduct of the businesses of Borrower and its Subsidiaries or (B) material to the value of such Obligor or Subsidiary and (ii) the prosecution of its Obligor Intellectual Property for which such Obligor has a good faith business purposes for not prosecuting.

8.09 Licenses.

(a) Such Obligor shall, and shall cause each of its Subsidiaries to, obtain, maintain and comply with all material licenses, authorizations, accreditations, consents, filings, exemptions, registrations and other Governmental Approvals that are material to or necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties.

(b) Promptly after entering into or becoming bound by any inbound license or other similar agreement (other than over-the-counter software that is commercially available to the public), the failure, breach or termination of which could reasonably be expected to cause a Material Adverse Effect or a material adverse effect on the commercialization of any material product of, or performance of any material service or procedure by, such Obligor or any of its Subsidiaries, such Obligor shall: (i) provide written notice to Administrative Agent of the material terms of such license or agreement with a description of its likely impact on such Obligor’s or Subsidiary’s business or financial condition and (ii) if the party to such license or agreement is an Obligor, in good faith take such actions as Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (A) such Obligor’s interest in such licenses or contract rights to be deemed Collateral and for Administrative Agent to have a security interest therein that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Administrative Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Administrative Agent’s exercise of its rights and remedies under this Agreement and the other Loan Documents; provided, however, that the failure to obtain any such consent or waiver shall not in and of itself constitute a Default under this Agreement.

8.10 Action under Environmental Laws. Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.

8.11 Use of Proceeds. Such Obligor shall, and shall cause each of its Subsidiaries to, use the proceeds of the Loans only as provided in Section 2.04.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. Such Obligor shall take such action, and shall cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that, at all times, all Subsidiaries (other than any Excluded Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)), are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than any new Excluded Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be formed or acquired at the time it ceases to be an Excluded Subsidiary for purposes of this Section 8.12), such Obligor and its Subsidiaries shall, within thirty (30) days of such formation or acquisition (or such longer time as consented to by Administrative Agent in writing):

(i) cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

(ii) take such action or cause such Subsidiary to take such action (including delivering certificates evidencing Equity Interests together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the Property of such new Subsidiary (other than any Excluded Assets (as defined in the Security Agreement)) as collateral security for the Obligations;

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Secured Parties in respect of all outstanding issued Equity Interests of such Subsidiary; and

(iv) deliver such evidence of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as Administrative Agent or the Majority Lenders shall have requested.

(b) Excluded Subsidiaries. In the event that, at any time, Excluded Subsidiaries have, in the aggregate, (i) for any fiscal quarter (as reported pursuant to Section 8.01(a)), total Revenues constituting five percent (5%) or more of the total Revenues of Borrower and its Subsidiaries on a consolidated basis for such period, or (ii) total assets constituting five percent (5%) or more of the total assets of Borrower and its Subsidiaries on a consolidated basis as of the last day of any fiscal quarter (as reported pursuant to Section 8.01(a)), Obligors shall, promptly (and, in any event, within thirty (30) days after such time) Obligors shall cause one or more of such Excluded

Subsidiaries to become Subsidiary Guarantors in the manner set forth in Section 8.12(a), such that, after such Excluded Subsidiaries become Subsidiary Guarantors, the other Excluded Subsidiaries that did not become Subsidiary Guarantors in the aggregate shall cease to have Revenues or assets, as applicable, that meet the thresholds set forth in clauses (i) and (ii) above; provided, that no Excluded Subsidiary shall be required to become a Subsidiary Guarantor if doing so would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole. For the purposes of this Section 8.12(b), the determination of whether a “material adverse tax consequence” shall be deemed to result from any Excluded Subsidiary becoming a Subsidiary Guarantor shall be made by Majority Lenders in their sole discretion, following consultation with Borrower.

(c) Further Assurances.

(i) Such Obligor shall cause (A) one hundred percent (100%) of the issued and outstanding Equity Interests of each Subsidiary (other than a First-Tier Excluded Subsidiary) directly owned by such Obligor and (B) with respect to each First-Tier Excluded Subsidiary directly owned by such Obligor, (1) if such grant and Lien in a greater percentage would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole, sixty-five percent (65%) of each class of voting Equity Interests and one hundred percent (100%) of all other Equity Interests in such First-Tier Excluded Subsidiary and (2) in any other case, one hundred percent (100%) of the Equity Interests of such First-Tier Excluded Subsidiary, in each case, to be subject at all times to a first priority, perfected Lien in favor of Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Security Documents, together with opinions of counsel and any necessary local law security documents, filings and deliveries (including, without limitation, deliveries of certificated securities) necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to Administrative Agent. For the purposes of this Section 8.12(b), the determination of whether a “material adverse tax consequence” shall be deemed to result from any Obligor granting a perfected first priority security interest and Lien in more than sixty-five percent (65%) of the voting Equity Interests of a First-Tier Excluded Subsidiary, shall be made by Majority Lenders in their sole discretion, following consultation with Borrower.

(ii) Such Obligor shall cause all of its owned real property and personal property (in each case, other than property expressly excluded pursuant to the terms of the Security Documents) to be subject at all times to first priority, perfected and, in the case of owned real property, title insured Liens (subject only to (x) Permitted Priority Liens and (y) solely until the initial Borrowing hereunder on the Initial Funding Date, Liens in favor of Silicon Valley Bank under the Existing Loan Agreement) in favor of Administrative Agent to secure the Obligations pursuant to the Security Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as Administrative Agent shall request and, in connection with the foregoing, deliver to Administrative Agent such other documentation as Administrative Agent may request including filings and deliveries necessary to perfect such Liens, constitutive documents, resolutions and favorable opinions of counsel to such Obligor, all in form, content and scope reasonably satisfactory to Administrative Agent.

(iii) Such Obligor shall, and shall cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by Administrative Agent or the Majority Lenders to effectuate the purposes and objectives of this Agreement.

(iv) Without limiting the generality of the foregoing, each Obligor shall, and shall cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by Administrative Agent or the Majority Lenders to create, in favor of the Administrative Agent, on behalf of the Secured Parties, perfected security interests and Liens in substantially all of the property of such Person (excluding, for the avoidance of doubt, any Excluded Assets (as defined in the Security Agreement)) as collateral security for the Obligations; provided, that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

(v) At all times when an Intercreditor Agreement is in effect, such Obligor shall, and shall cause each of its Subsidiaries to, (A) notify the Administrative Agent of any Asset Sale or Involuntary Disposition (or series thereof) resulting in Asset Sale Net Proceeds in excess of $100,000 within five (5) Business Days of the consummation of such Asset Sale or Involuntary Disposition (or series thereof), as applicable, and (B) deposit all Asset Sale Net Proceeds constituting the proceeds of CRG Senior Collateral (as defined in the Intercreditor Agreement) and not applied to the Loans as a prepayment pursuant to Section 3.03(b) into the Designated CRG Account (as defined in the Intercreditor Agreement) until such time as such funds are used for a purpose not prohibited by this Agreement.

8.13 Termination of Non-Permitted Liens. In the event that Borrower or any of its Subsidiaries shall become aware or be notified by Administrative Agent or any Lender of the existence of any outstanding Lien against any Property of Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the Obligors shall, and shall cause their Subsidiaries to, use its best efforts to promptly terminate or cause the termination of such Lien.

8.14 Intellectual Property. In the event that the Obligors acquire additional Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein). The Obligors shall provide notice thereof as set forth in Section 8.02(b) and shall execute and deliver to Administrative Agent Short-Form IP Security Agreements regarding all incremental applied-for or registered Intellectual Property within thirty (30) days of such notice.

8.15 Board Observation Rights. Borrower shall, concurrently with delivery to Borrower’s Board, give a designated representative of the Lenders (who may change from time to time at the sole discretion of Administrative Agent upon written notice to Borrower) (the “Representative”) copies of all notices, minutes, consents and other material that Borrower provides to its Board, and, at all times prior to the Board Observation Termination Date, shall permit the Representative to attend all meetings of Borrower’s Board as a non-voting observer, except that the Representative may be excluded from access to any material or meeting or portion thereof if Borrower’s Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential non-financial trade secrets or non-financial proprietary information. At all times prior to the Board Observation Termination Date, upon reasonable notice and at a scheduled meeting of Borrower’s Board or such other time, if any, as Borrower’s Board may determine in its sole discretion, the Representative may address Borrower’s Board with respect to a Lender’s concerns regarding significant business issues facing Borrower and its Subsidiaries.

8.16 Post-Closing Items.

(a) The Obligors shall deliver, or cause to be delivered, to Administrative Agent, within forty-five (45) days of the Closing Date (or such later date as Administrative Agent shall agree in its sole discretion), a duly executed Landlord Consent for Borrower’s leased premises located at 203 Fort Wade Road, Suite 150, Ponte Vedra, Florida 32081, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(b) The Obligors shall deliver, or cause to be delivered, to Administrative Agent, within thirty (30) days of the Closing Date (or such later date as Administrative Agent shall agree in its sole discretion), insurance endorsements (i) naming the Administrative Agent as lender’s loss payee and mortgagee on all property insurance policies of the Obligors, (ii) naming the administrative Agent as additional insured with on all liability policies of the Obligors and (iii) providing the Administrative Agent with thirty (30) days (or such lesser amount as Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled on all insurance policies of the Obligors.

(c) The Obligors shall deliver, or cause to be delivered, to Administrative Agent, within sixty (60) days of the Closing Date (or such later date as Administrative Agent shall agree in its sole discretion), a duly executed control agreement in favor of the Administrative Agent for the benefit of the Secured Parties for the Designated CRG Account (as such term is defined in the Intercreditor Agreement), which control agreement shall be in form and substance reasonably satisfactory to Administrative Agent.

SECTION 9

NEGATIVE COVENANTS

Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash:

9.01 Indebtedness. Such Obligor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the Closing Date and set forth on Part II of Schedule 7.13(a) and Permitted Refinancings thereof;

(c) Permitted Priority Debt;

(d) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(e) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any of its Subsidiaries in the ordinary course of business;

(f) intercompany Indebtedness permitted under Section 9.05 (other than by reference to this Section 9.01 (or any subclause hereof));

(g) normal course of business equipment financings (including Capital Lease Obligations); provided, that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $500,000 (or the Equivalent Amount in other currencies) at any time;

(h) Indebtedness incurred in connection with corporate credit cards in an aggregate principal amount at any time outstanding not to exceed $500,000;

(i) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(j) Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(k) Guarantees permitted under Section 9.05 (other than by reference to this Section 9.01 (or any subclause hereof));

(l) the Permitted PPP Indebtedness; provided, that (i) the outstanding principal amount of such Indebtedness shall not exceed $1,787,880 at any time, (ii) such Indebtedness is at all times unsecured, (iii) neither Borrower nor any Subsidiary that is not an Obligor shall be an obligor with respect to such Indebtedness, (iv) the interest rate on such Indebtedness shall not exceed one percent (1.0%) per annum at any time and (v) none of the principal amount of such Indebtedness shall be ineligible for, or otherwise denied, forgiveness (it being understood and agreed that (x) if any principal amount of such Indebtedness is ineligible for, or otherwise denied, forgiveness, such principal amount shall no longer be permitted under this clause (l) but may be permitted under another clause of this Section 9.01 and (y) a portion of such Indebtedness becoming ineligible for, or otherwise denied, forgiveness shall not cause the remainder of such Indebtedness (the portion that remains eligible for, or has been granted, forgiveness) to be no longer permitted under this clause (l));

(m) unsecured Indebtedness not otherwise permitted by this Section 9.01 in an aggregate amount not to exceed $500,000 outstanding at any time; and

(n) solely until the Initial Funding Date, term loan Indebtedness under the Existing Loan Agreement in an outstanding amount not to exceed $22,000,000.

9.02 Liens. Such Obligor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or Revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Security Documents securing the Obligations;

(b) any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Part II of Schedule 7.13(b) and Liens with respect to any Permitted Refinancing of the Indebtedness secured thereby; provided, that (i) no such Lien shall extend to any other property or asset of Borrower or any of its Subsidiaries (other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof) and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and Permitted Refinancings thereof;

(c) Liens on the Permitted Priority Debt Collateral described in the definition of “Permitted Priority Debt”;

(d) Liens securing Indebtedness permitted under Section 9.01(g); provided, that such Liens are restricted solely to the collateral described in Section 9.01(g);

(e) Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, landlords’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(g) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(h) servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(i) with respect to any real Property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for the foregoing clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(k) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(l) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from, the value of the business of the Borrower and its Subsidiaries;

(m) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(n) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(o) Liens securing judgments that do not constitute an Event of Default under Section 11.01(k);

(p) bankers liens, rights of setoff and similar Liens incurred on deposits, security accounts or other similar banking and securities intermediary arrangements, in each case, made in the ordinary course of business; and

(q) solely until the initial Borrowing hereunder on the Initial Funding Date, Liens in favor of Silicon Valley Bank under the Existing Loan Agreement;

provided, that no Lien otherwise permitted under any of the foregoing Sections 9.02(b) through (p) shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Such Obligor shall not, and shall not permit any of its Subsidiaries to, (x) consummate any transaction of merger, amalgamation or consolidation, (y) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (z) consummate any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any acquisition of, any Person, except:

(a) Investments permitted under Section 9.05(e) (other than by reference to this Section 9.03 (or any subclause hereof));

(b) the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor; provided, that in the case of a merger, amalgamation or consolidation with or into Borrower, Borrower shall be the surviving entity;

(c) the sale, lease, transfer or other disposition by any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to (i) any Obligor or (ii) if such Subsidiary is not a Subsidiary Guarantor, another Subsidiary that is not a Subsidiary Guarantor;

(d) the sale, transfer or other disposition of the Equity Interests of any Subsidiary (i) to any Obligor or (ii) if the seller or other transferor is a Subsidiary that is not a Subsidiary Guarantor, to another Subsidiary that is not a Subsidiary Guarantor; and

(e) Permitted Acquisitions; provided, that the aggregate consideration for all such Acquisitions shall not exceed $10,000,000 during the term of this Agreement.

9.04 Lines of Business. Such Obligor shall not, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the Closing Date by Borrower and its Subsidiaries or a business reasonably related thereto.

9.05 Investments. Such Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment except:

(a) Investments outstanding on the Closing Date and identified in Schedule 9.05;

(b) operating deposit accounts with banks;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d) Permitted Cash Equivalent Investments;

(e) Investments (i) by any Obligor in any other Obligor, (ii) by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors, (iii) by Subsidiaries that are not Obligors in Obligors and (iv) by Obligors in Subsidiaries that are not Subsidiary Guarantors so long as, in the case of this clause (iv), the aggregate amount thereof does not exceed $250,000 in any fiscal year; provided, that notwithstanding anything herein to the contrary in this clause (e), Borrower shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries (except to the extent resulting solely from directors’ qualifying shares required pursuant to applicable Law);

(f) Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency and interest rate risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $500,000 (or the Equivalent Amount in other currencies);

(g) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(h) Investments consisting of employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $500,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) Investments permitted under Sections 9.01 or 9.03 (in each case, other than by reference to this Section 9.05 (or any subclause hereof)); and

(k) other Investments not otherwise permitted by this Section 9.05 in an aggregate amount not exceeding $1,000,000 outstanding at any time.

9.06 Restricted Payments. Such Obligor shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Borrower may declare and pay dividends with respect to its Equity Interests to the extent payable solely in additional shares of its Qualified Equity Interests;

(b) Borrower may make Restricted Payments pursuant to and in accordance with restricted stock agreements, stock option plans or other benefit plans for management, directors or employees of Borrower and its Subsidiaries, except that all such Restricted Payments made in cash in reliance on this clause (b) shall be limited to an aggregate amount of $500,000 in any fiscal year of Borrower;

(c) Borrower may make repurchases of Equity Interests deemed to occur upon the cash-less or net exercise or conversion of stock options, warrants or other convertible or exchangeable securities;

(d) Borrower may make repurchases of its Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting or exercise thereof);

(e) Borrower may pay cash in lieu of the issuance of its fractional shares of Equity Interests; and

(f) any Subsidiary may pay dividends to any Obligor.

9.07 Payments of Indebtedness. Such Obligor shall not, and shall not permit any of its Subsidiaries to, make any voluntary or optional payments in respect of any Indebtedness other than (a) payments of the Obligations, (b) payments of other Indebtedness (including, without limitation,

Permitted Priority Debt) permitted under the terms of any applicable subordination or intercreditor agreement to which the Administrative Agent is a party, (c) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(f), (d) payment of Indebtedness permitted by Section 9.01(b) or 9.01(g) solely to the extent made with the proceeds of additional issuances of Indebtedness permitted by Section 9.01(b) or 9.01(g), respectively, (e) payment of Indebtedness consisting of accounts payable permitted in reliance upon Section 9.01(d), (f) payment of Indebtedness under corporate credit cards permitted in reliance upon Section 9.01(h) and (g) the refinancing of the outstanding term loan Indebtedness under the Existing Loan Agreement with the proceeds of the Borrowing made on the Initial Funding Date.

9.08 Change in Fiscal Year. Such Obligor shall not, and shall not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower.

9.09 Sales of Assets, Etc. Such Obligor shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, or otherwise dispose of any of its Property (including accounts receivable and Equity Interests of Subsidiaries) to any Person in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) transfers of cash in the ordinary course of its business for equivalent value;

(b) sales of inventory in the ordinary course of its business on ordinary business terms;

(c) development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product, service or procedure over a period of time; provided, that each such license does not effect a legal transfer of title to such Intellectual Property rights, that each such license must be a true license as opposed to a license that is a sales transaction in substance and that each such license does not materially restrict the ability of Borrower or any of its Subsidiaries to commercialize any material product of, or provide any material service or procedure by, Borrower or any of its Subsidiaries;

(d) transfers of Property by (i) Borrower or any Subsidiary Guarantor to any Obligor or (ii) any Subsidiary that is not an Obligor to any Obligor or any other Subsidiary that is not an Obligor;

(e) dispositions of any equipment that is surplus, obsolete or worn out or no longer used or useful in the business of the Borrower and its Subsidiaries;

(f) leases or subleases of real property or non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) to third parties, in each case not interfering with the business of Borrower and its Subsidiaries;

(g) any transaction permitted under Section 9.03 or 9.05 (in each case, other than by reference to this Section 9.09 (or any subclause hereof)); and

(h) any other Asset Sale; provided, that (i) at least seventy-five percent (75.00%) of the consideration paid in connection with each such Asset Sale shall be cash proceeds paid contemporaneously with the consummation of such Asset Sale and (ii) the aggregate net book value of all of the Property sold or otherwise disposed of in such Asset Sale, together with the aggregate net book value of all of the Property sold or otherwise disposed of by Borrower and its Subsidiaries in all Asset Sales permitted under this clause (h), shall not exceed $500,000 during the term of this Agreement.

9.10 Transactions with Affiliates. Such Obligor shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions solely between or among Obligors;

(b) any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09(a) through (g) (in each case, other than by reference to this Section 9.10 (or any subclause hereof));

(c) (i) customary compensation, benefits and indemnification of, and other employment arrangements with (including the payment of bonuses and other deferred compensation), directors, officers and employees of Borrower or any Subsidiary in the ordinary course of business and (ii) reasonable and customary expense reimbursements paid to members of the Board of Borrower or any Subsidiary;

(d) Issuances of Qualified Equity Interests of Borrower to Affiliates in exchange for cash; provided, that the terms thereof are no less favorable (including the amount of cash received by Borrower) to Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower; and

(e) other transactions (excluding non-cash transactions) involving aggregate consideration not in excess of $100,000 in any fiscal year of Borrower; provided, that such transactions are entered into in the ordinary course of business and are on terms and conditions substantially as favorable to such Obligor or Subsidiary, as applicable, as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

9.11 Restrictive Agreements. Such Obligor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than:

(a) restrictions and conditions imposed by law or by this Agreement and the other Loan Documents;

(b) Restrictive Agreements listed on Schedule 7.15;

(c) restrictions or conditions imposed by the definitive documentation governing Permitted Indebtedness permitted under Sections 9.01(b) and 9.01(g); provided, that such restrictions apply only to the property or assets securing such Permitted Indebtedness;

(d) customary provisions contained in leases, subleases, licenses, sublicenses and other contracts (other than relating to Intellectual Property) restricting the assignment, subletting or encumbrance thereof, customary net worth provisions or similar financial maintenance provisions contained therein and other customary provisions contained in such leases, subleases, licenses, sublicenses and other contracts entered into in the ordinary course of business; and

(e) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 9.09 pending the consummation of such sale.

9.12 Amendments to Material Agreements; Organizational Documents.

(a) Such Obligor shall not, and shall not permit any of its Subsidiaries to, (i) enter into any amendment to or modification of any Material Agreement that is materially adverse to (A) Borrower and its Subsidiaries, (B) the commercialization of any material product of, or material service or procedure provided by, Borrower or any of its Subsidiaries or (C) the rights or remedies of the Administrative Agent and the Lenders or (ii) terminate any Material Agreement (unless replaced with another agreement that, viewed as a whole, is on substantially similar or better terms for Borrower or such Subsidiary) without in each case the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Such Obligor shall not, and shall not permit any of its Subsidiaries to, enter into any amendment to or modification of its organizational documents in a manner that could be materially adverse to the interests, or rights or remedies, of Administrative Agent and the Lenders.

(b) Such Obligor shall not, and shall not permit any of its Subsidiaries to, enter into any amendment to or modification of any documentation governing or related to the Permitted Priority Debt in violation of the applicable Intercreditor Agreement.

9.13 Sales and Leasebacks. Such Obligor shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a capital lease, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (a) which such Obligor or Subsidiary thereof has sold or transferred or is to sell or transfer to any other Person and (b) which such Obligor or Subsidiary thereof intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14 Hazardous Material. Such Obligor shall not, and shall not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Change.

9.15 Accounting Changes. Such Obligor shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.16 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect. No Obligor shall, nor shall it permit any of its Subsidiaries to, cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.17 Use of Proceeds. Such Obligor shall not, nor shall it permit its Subsidiaries to, use any part of the proceeds of the Loans, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.

9.18 Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, such Obligor shall not, and shall not permit any of its Subsidiaries to (a) permit any Person (other than any Obligor or any wholly-owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit such Obligor or any Subsidiary to issue or have outstanding any shares of Disqualified Equity Interests or (c) permit any Person (other than the Administrative Agent) to possess any Lien on the Equity Interests of such Obligor or any Subsidiary.

9.19 Designated CRG Account. At all times when an Intercreditor Agreement is in effect, such Obligor shall not close the Designated CRG Account (as defined in the Intercreditor Agreement) and, subject to Section 8.16(c), shall not take any action, or omit to take any action, as a result of which the Administrative Agent shall cease to have a first-priority Lien on the Designated CRG Account (as defined in the Intercreditor Agreement).

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Liquidity. Obligors (in the aggregate) shall maintain at all times Liquidity in an amount which shall exceed the greater of (a) $3,000,000 and (b) to the extent Borrower has incurred Permitted Priority Debt, the minimum cash balance, if any, required of Borrower and its Subsidiaries by Borrower’s Permitted Priority Debt creditors.

10.02 Minimum Revenue. Borrower and its Subsidiaries, on a consolidated basis, shall have annual Revenue from sales of the Procedure:

(a) during the twelve-month period beginning on January 1, 2021, of at least $50,000,000;

(b) during the twelve-month period beginning on January 1, 2022, of at least $60,000,000;

(c) during the twelve-month period beginning on January 1, 2023, of at least $70,000,000; and

(d) during the twelve-month period beginning on January 1, 2024 and during each twelve-month period beginning on each January 1 thereafter, of at least $80,000,000.

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, 8.03 (with respect to each Obligor’s existence), 8.11, 8.12, 8.14, 9 or 10;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, if such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of the date on which (i) a Responsible Officer of any Obligor obtains Knowledge of such failure and (ii) written notice of such failure shall have been given to the Borrower by Administrative Agent or any Lender;

(f) Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;

(g) (i) any material breach of, or “event of default” or similar event by Borrower or any Subsidiary occurs under, any Material Agreement or any documentation governing Permitted Priority Debt or (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, but subject to any applicable grace periods) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness or the conversion of convertible Indebtedness permitted under this Agreement into Qualified Equity Interests of Borrower.

(h) Borrower or any Subsidiary:

(i) becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii) commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii) institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv) applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or

(v) takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h) or in Section 11.01(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(vi) any petition is filed, application made or other proceeding instituted against or in respect of Borrower or any Subsidiary:

(i) seeking to adjudicate it an insolvent;

(i) seeking a receiving order against it;

(ii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iii) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property;

and, in the case of each of the foregoing, such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of thirty (30) days after the institution thereof; provided, that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j) any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(h) or (i);

(k) one or more judgments or settlements for the payment of money in an aggregate amount in excess of $500,000 (or the Equivalent Amount in other currencies) shall be rendered against or entered into by Borrower, any Subsidiary or any combination thereof and (i) the same shall remain undismissed, unsatisfied or undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed or (ii) any action shall be legally taken by a judgment or settlement creditor to attach or levy upon any assets of Borrower or any Subsidiary to enforce any such judgment or settlement;

(l) one or more fines or penalties issued by any Governmental Authority involving in the aggregate a liability in excess of $500,000 (or the Equivalent Amount in other currencies) shall be rendered against Borrower, any Subsidiary or any combination thereof and (i) the same shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within for a period of sixty (60) consecutive days during which execution shall not be effectively stayed or (ii) any action shall be taken by any Governmental Authority to enforce any such fine or penalty;

(m) (i) an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $500,000 in any year or (ii) $1,000,000 for all periods until repayment of all Obligations;

(n) a Change of Control shall have occurred;

(o) a Material Adverse Change shall have occurred;

(p) (i) any Lien created by any of the Security Documents shall at any time (except as expressly permitted by the terms of any Loan Document or due to the failure of Administrative Agent to take any action within its control required by Administrative Agent to maintain perfection) not constitute a valid and perfected Lien on the applicable Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14) shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14), or the enforceability thereof, shall be repudiated or contested by any Obligor; and

(q) any injunction, whether temporary or permanent, shall be rendered against Borrower or any Subsidiary that prevents Borrower or any Subsidiary from selling, manufacturing or providing any material product or performing the Procedure or its commercially available successors, or any of their other material and commercially available products, services or procedures in the United States for more than sixty (60) consecutive calendar days.

11.02 Remedies.

(a) Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) (an “acceleration”), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations shall become due and payable immediately and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (an “acceleration” and, together with any acceleration defined in Section 11.02(a), each, an “Acceleration”) and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c) Acceleration Premium Calculation. The applicable “Acceleration Premium” shall be an amount calculated as follows:

(i) If the date of Acceleration occurs:

(A) on or prior to the date that is one (1) year after the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to twenty percent (20%) of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(B) after the date that is one (1) year after the applicable Borrowing Date, and on or prior to the date that is two (2) years after the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to eleven percent (11%) of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(C) after the date that is two (2) years after the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to zero percent (0%) of the aggregate outstanding principal amount of the Loans subject to the Acceleration.

(ii) To determine the aggregate outstanding principal amount of the Loans subject to the Acceleration and the applicable Borrowing Date, as of any date of Acceleration, for purposes of this Section 11.02(c):

(A) if, as of such date of Acceleration, Borrower shall have made only one Borrowing (excluding Borrowings of PIK Loans), the Acceleration Premium shall be determined by reference to the Initial Funding Date; and

(B) if, as of such date of Acceleration, Borrower shall have made more than one Borrowing (excluding Borrowings of PIK Loans), then the Acceleration Premium shall equal the sum of multiple Acceleration Premiums calculated with respect to the Loans of each such non-PIK Loan Borrowing included in such Acceleration, each of which Acceleration Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon) and by reference to the applicable Borrowing Date for such Borrowing. In the case that the amount of Loans subject to Acceleration does not equal the full principal amount of Loans outstanding, the amount of such payment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the inverse order in which such Borrowings were made.

(d) For the avoidance of doubt, the Acceleration Premium and the Back-End Facility Fee that are payable upon Acceleration of the Loans shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date for any reason whether due to Acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), whether by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Acceleration Premium and their bargained-for Back-End Facility Fee as provided herein and in the Fee Letter). The Obligors and Lenders acknowledge and agree that any Acceleration Premium and the Back-End Facility Fee due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement, whether in a bankruptcy case or otherwise.

(e) Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Acceleration Premium calculation and the Back-End Facility Fee with its advisors and acknowledges that the Acceleration Premium is a reasonable approximation of Lenders’ liquidated damages upon Acceleration and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that Lenders have entered into this Agreement in reliance upon the Acceleration

Premium and the Back-End Facility Fee. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Acceleration Premium and the Back-End Facility Fee in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement and the Fee Letter, including in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Lenders.

(f) For the avoidance of doubt, in the event of any Acceleration, interest pursuant to Sections 3.02(a) and (b) shall accrue on all Obligations, including the Back-End Facility Fee and any Acceleration Premium, from and after the date such Obligations are due and payable until paid in full.

(g) After the exercise of remedies provided for in this Section 11.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 11.02), any amounts received by any Lender or Administrative Agent on account of the Obligations shall be applied by Administrative Agent in its sole discretion and then, to the extent any proceeds remain, to Borrower or other parties lawfully entitled thereto.

SECTION 12

ADMINISTRATIVE AGENT

12.01 Appointment and Duties. (a) Appointment of Administrative Agent. Each Lender hereby irrevocably appoints CRG Servicing (together with any successor Administrative Agent pursuant to Section 12.09) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents, (iii) act as agent of such Lender for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise,(vii) enter into Intercreditor Agreements with respect to Permitted Priority Debt or any other subordination agreement or intercreditor agreement with respect to Indebtedness of an Obligor that is permitted hereunder, (viii) enter into non-disturbance agreements and similar agreements and (ix) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct any Lender to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent,” the terms “agent,” “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in the foregoing clauses (i) through (iii).

12.02 Binding Effect. Each Lender agrees that (a) any action taken by Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (c) the exercise by Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, in each case, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a), Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

12.04 Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through or to any trustee, co-agent, sub-agent, employee, attorney-in-fact and any other Person (including any other Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

12.05 Reliance and Liability.

(a) Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower or any Subsidiary) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.

12.06 Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, or engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” “Majority Lender,” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and each of its Subsidiaries and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s or such Related Person’s gross negligence or willful misconduct.

12.09 Resignation of Administrative Agent.

(a) Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If, within thirty (30) days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Majority Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this Section 12.09(a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as

Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 12.03, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a) any Subsidiary Guarantor from its Guarantee of the Obligations if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guarantee any Obligations pursuant to Section 8.12; and

(b) any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 8.12 after giving effect to such Asset Sale have been granted, (ii) any property subject to a Lien described in Section 9.02(d) and (iii) all of the Collateral and all Obligors, upon (A) termination of the aggregate Commitments and (B) payment and satisfaction in full of all Loans and all other Obligations (other than contingent indemnification obligations for which no claim has been made) that Administrative Agent has been notified in writing are then due and payable.

Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 12.10.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Section 12 and the decisions and actions of Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (b) each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the

Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 13

MISCELLANEOUS

13.01 No Waiver. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) and delivered, if to Borrower, another Obligor, Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

13.03 Expenses, Indemnification, Etc.

(a) Expenses. The Obligors agree to pay or reimburse (i) Administrative Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of Moore & Van Allen PLLC, as counsel to Administrative Agent and the Lenders, and any sales, goods and services or other similar Taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) Administrative Agent and the Lenders for all of their out-of-pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default; provided, however, that Borrower shall not be required to pay or reimburse any amounts pursuant to Section 13.03(a)(i)(x) in excess of the Expense Cap.

(b) Indemnification. The Obligors hereby indemnify Administrative Agent, each Lender, their respective Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, and any claim, investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to any of the foregoing, whether or not any Indemnified Party is a party to an actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, and whether or not such investigation, litigation or proceeding is brought by Borrower, any of its shareholders or creditors, and whether or not the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

(c) Waiver of Consequential Damages. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans; provided, that the foregoing shall in no event limit the indemnification obligations of the Obligors under clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any claim in connection with which such Indemnified Party is otherwise entitled to indemnification thereunder.

13.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement or in any other Loan Document, any provision of this Agreement or any other Loan Document may be modified or supplemented only by an instrument in writing signed by Borrower and the Majority Lenders (or Administrative Agent on behalf of such Majority Lenders); provided, however, that:

(a) the consent of all of the Lenders shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or the Commitments, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans (including any principal amortization payment, Prepayment Premium or Acceleration Premium), extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans (including with respect to Prepayment Premiums or Acceleration Premiums) or extend any date set forth in Section 6 or the definition of “Commitment Period”;

(ii) amend the provisions of Section 6;

(iii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release all or substantially all of the Collateral subject thereto other than pursuant to the terms hereof or thereof;

(iv) amend Section 4.05 in a manner that would alter the pro rata sharing of payments required thereby;

(v) release Borrower or, except in connection with a merger or consolidation permitted under Section 9.03 or an Asset Sale permitted under Section 9.09, all or substantially all of the Subsidiary Guarantors without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 12.10 (in which case such release may be made by Administrative Agent acting alone); or

(vi) amend this Section 13.04 or the definition of “Majority Lenders”; and

(b) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by Administrative Agent in addition to any signature otherwise required.

Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

13.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lenders. Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder or under any of the other Loan Documents (i) by way of assignment in accordance with the provisions of Section 13.05(b), (ii) by way of participation in accordance with the provisions of Section 13.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.05(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any of the Lenders may at any time assign to one or more other Lenders, Affiliates of a Lender or Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that no such assignment shall be made to Borrower, an Affiliate of Borrower, or any employees or directors of Borrower or any of its Subsidiaries at any time. Subject to the recording thereof by Administrative Agent pursuant to Section 13.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 13.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.05(e).

(c) Amendments to Loan Documents. Each of Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 13.05.

(d) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Obligors shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.05 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(e) Participations. Any of the Lenders may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person, Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Obligors shall continue to deal solely and directly with the Lenders in connection therewith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 13.05(f), the Obligors agree that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless either (x) the sale of the participation to such Participant is made with Borrower’s prior written consent or (y) such entitlement to receive a greater payment results from the adoption of or any change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitment, loan, letter of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letters of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of their rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

13.06 Survival. The obligations of the Obligors under Sections 5.01, 5.02, 5.03, 13.03, 13.05, 13.09, 13.10, 13.11, 13.12, 13.13, 13.14, 13.21 and Section 14 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty.

13.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

13.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

13.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided, that Section 5-1401 of the New York General Obligations Law shall apply.

13.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 13.10(a) is for the benefit of Administrative Agent and the Lenders only and, as a result, neither Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of Administrative Agent or the Lenders to serve any such process or summonses in any other manner permitted by applicable law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

13.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

13.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

13.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

13.15 No Fiduciary Relationship. Each Obligor acknowledges that Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower or any other Obligor arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Obligor is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

13.16 Confidentiality. Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information (as defined in the Non-Disclosure Agreement) in accordance with the terms of that certain confidentiality agreement dated May 1, 2020 between Borrower and CR Group (the “Non-Disclosure Agreement”). Any new Lender that becomes party to this Agreement hereby agrees to be bound by the terms of the Non-Disclosure Agreement. The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on or after the Closing Date.

13.17 USA PATRIOT ACT. Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56

(signed into law October 26, 2001)) (the “Act”) or any Anti-Money Laundering Laws, they are required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act or other Anti-Money Laundering Laws.

13.18 Maximum Rate of Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.

13.19 Redemption Price.

(a) For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and Back-End Facility Fee shall be due and payable whenever so stated in this Agreement (and the Fee Letter, as applicable), or by any applicable operation of law, regardless of the circumstances causing any related payment prior to the Stated Maturity Date (other than an Acceleration, in which case the Acceleration Premium instead shall be payable, or if mandated by a Requirement of Law as described in Section 5.02).

(b) The Obligors and the Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.

(c) Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Prepayment Premium calculation with its advisors and acknowledges that the Prepayment Premium is a reasonable approximation of the Lenders’ liquidated damages upon repayment on any Redemption Date prior to the Stated Maturity Date and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that the Lenders have entered into this Agreement in reliance upon the Prepayment Premium. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Prepayment Premium in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and the Obligors hereby waive any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by any Obligor shall constitute secured obligations owing to the Lenders.

13.20 Waiver of Marshaling. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES AND RELEASES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ANY OBLIGOR, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY PAYMENTS MADE OR OBLIGATIONS PERFORMED.

13.21 Tax Treatment. The parties hereto agree (a) that any contingency associated with the Loans is described in Treasury Regulations Section 1.1272-1(c) and/or Treasury Regulations Section 1.1275-2(h), and therefore no Loan is governed by the rules set out in Treasury Regulations Section 1.1275-4, (b) except for a Lender described in Sections 871(h)(3) or 881(c)(3) of the Code, absent the adoption of or any change in a Requirement of Law, all interest on the Loans is “portfolio interest” within the meaning of Sections 871(h) or 881(c) of the Code, and therefore is exempt from withholding tax under Sections 1441(c)(9) or 1442(a) of the Code, and (c) to adhere to this Section 13.21 for federal income and any other applicable tax purposes and not to take any action or file any Tax Return, report or declaration inconsistent herewith.

13.22 Original Issue Discount. For purposes of Sections 1272, 1273 and 1275 of the Code, each Loan is being issued with original issue discount; please contact Robert P. Jordheim, Chief Financial Officer, 203 Fort Wade Road, Suite 150, Ponte Vedra, FL 32081, telephone: (904) 373-5940 to obtain information regarding the issue price, the amount of original issue discount and the yield to maturity.

13.23 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 14

GUARANTEE

14.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Secured Parties by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary

Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

14.02 Obligations Unconditional; Subsidiary Guarantor Waivers. The obligations of the Subsidiary Guarantors under Section 14.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 14.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above, and each Subsidiary Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a) any change in the time, including the time for any performance or compliance with, place or manner of payment of, or in any other term of, the Guaranteed Obligations or any other obligation of any Obligor under any Loan Document, or any rescission, waiver, amendment or other modification of any Loan Document or any other agreement, including any increase in the Guaranteed Obligations resulting from any extension of additional credit or otherwise;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any taking, exchange, substitution, release, impairment or non-perfection of any Collateral, any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Guaranteed Obligations or any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected; and

(e) the failure of any other Person to execute or deliver this Agreement, any Loan Document or any other guaranty or agreement or the release or reduction of liability of any Obligor or other guarantor or surety with respect to the Guaranteed Obligations.

The Subsidiary Guarantors hereby expressly waive, to the extent permitted by applicable Law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

14.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

14.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments under this Agreement, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 14.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

14.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Secured Parties, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 14.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 14.01.

14.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 14 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

14.07 Continuing Guarantee. The guarantee in this Section 14 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

14.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 14.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 14 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 14.08, (a) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (b) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (c) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any Equity Interests of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

14.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 14.01 would otherwise, taking into account the provisions of Section 14.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

TREACE MEDICAL CONCEPTS, INC.

By:	/s/ Robert P. Jordheim
	Name:	Robert P. Jordheim
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

Address for Notices:
203 Fort Wade Road, Suite 150 Ponte Vedra, FL 32081
Attn:	Jim Frais
Tel:	***
Fax:	***
Email:	***

TREACE MEDICAL CONCEPTS, INC.

TERM LOAN AGREEMENT

ADMINISTRATIVE AGENT:

CRG SERVICING LLC

By:	/s/ Nathan Hukill
	Name:	Nathan Hukill
	Title:	Authorized Signatory

Address for Notices:
1000 Main Street, Suite 2500 Houston, TX 77002
Attn:	Portfolio Reporting
Tel:	***
Fax:	***
Email:	notices@crglp.com

TREACE MEDICAL CONCEPTS, INC.

TERM LOAN AGREEMENT

LENDERS:

CRG PARTNERS IV L.P.
By:	CRG PARTNERS IV GP L.P., its general partner

	By:	/s/ Nathan Hukill
	Name:	Nathan Hukill
	Title:	Sole Member

Address for Notices:
1000 Main Street, Suite 2500 Houston, TX 77002
Attn:	Portfolio Reporting
Tel:	***
Fax:	***
Email:	notices@crglp.com

CRG PARTNERS IV – PARALLEL FUND “C” (CAYMAN) L.P.
By:	CR GROUP L.P. its investment advisor

	By:	/s/ Nathan Hukill
	Name:	Nathan Hukill
	Title:	Authorized Signatory

Address for Notices:
1000 Main Street, Suite 2500 Houston, TX 77002
Attn:	Portfolio Reporting
Tel:	***
Fax:	***
Email:	notices@crglp.com

TREACE MEDICAL CONCEPTS, INC.

TERM LOAN AGREEMENT

VCOC LENDER:

CRG PARTNERS IV GP L.P. its general partner
By:	CRG PARTNERS IV GP LLC, its general partner
	By:	/s/ Nathan Hukill
	Name:	Nathan Hukill
	Title:	Sole Member

Address for Notices:
1000 Main Street, Suite 2500 Houston, TX 77002
Attn:	Portfolio Reporting
Tel:	***
Fax:	***
Email:	notices@crglp.com

TREACE MEDICAL CONCEPTS, INC.

TERM LOAN AGREEMENT

Schedule 1

Commitments

Lender	Commitment
CRG Partners IV L.P.	$25,154,937.12
CRG Partners IV - Parallel Fund “C” (Cayman) L.P.	$24,845,062.88
Total	$50,000,000.00

Schedule 7.05(b)(i)

Certain Intellectual Property

A.	Patent Applications and Registered Patents

Owner (Borrower/Grantor)	Title	Juris- diction	Serial No.	Filing Date	Patent No.	Issue Date
Treace Medical Concepts, Inc.	BONE POSITIONING GUIDE	US	15/210,426	14-Jul-2016	9,936,994	10-Apr-2018
Treace Medical Concepts, Inc.	BONE HARVESTER AND BONE MARROW REMOVAL SYSTEM AND METHOD	US	14/724,072	28-May-2015	9,925,068	27-Mar-2018
Treace Medical Concepts, Inc.	BONE CUTTING GUIDE SYSTEMS AND METHODS	US	14/990,574	07-Jan-2016	9,687,250	27-Jun-2017
Treace Medical Concepts, Inc.	BONE POSITIONING AND PREPARING GUIDE SYSTEMS AND METHODS	US	14/981,335	28-Dec-2015	9,622,805	18-Apr-2017
Treace Medical Concepts, Inc.	INTRA-OSSEOUS PLATE SYSTEM AND METHOD	US	15/148,774	06-May-2016	10,653,467	19-May-2020
Treace Medical Concepts, Inc.	BONE CUTTING GUIDE SYSTEMS AND METHODS	US	15/603,056	23-May-2017	10,603,046	31-Mar-2020
Treace Medical Concepts, Inc.	DEVICES AND TECHNIQUES FOR PERFORMING AN OSTEOTOMY PROCEDURE ON A FIRST METATARSAL TO CORRECT A BONE MISALIGNMENT	US	15/809,298	10-Nov-2017	10,582,936	10-Mar-2020
Treace Medical Concepts, Inc.	JOINT SPACER SYSTEMS AND METHODS	US	15/267,531	16-Sep-2016	10,575,862	03-Mar-2020
Treace Medical Concepts, Inc.	BONE CUTTING GUIDE SYSTEMS AND METHODS	US	16/593,153	04-Oct-2019	10,561,426	18-Feb-2020
Treace Medical Concepts, Inc.	BONE POSITIONING AND CUTTING SYSTEM AND METHOD	US	15/894,702	12-Feb-2018	10,555,757	11-Feb-2020
Treace Medical Concepts, Inc.	DEVICES AND TECHNIQUES FOR PERFORMING AN OSTEOTOMY PROCEDURE ON A FIRST METATARSAL TO CORRECT A BONE MISALIGNMENT	US	15/809,276	10-Nov-2017	10,524,808	07-Jan-2020

Owner (Borrower/Grantor)	Title	Juris- diction	Serial No.	Filing Date	Patent No.	Issue Date
Treace Medical Concepts, Inc.	OSTEOTOMY PROCEDURE FOR CORRECTING BONE MISALIGNMENT	US	15/687,986	28-Aug-2017	10,512,470	24-Dec-2019
Treace Medical Concepts, Inc.	TARSAL-METATARSAL JOINT PROCEDURE UTILIZING FULCRUM	US	15/236,464	14-Aug-2016	10,342,590	09-Jul-2019
Treace Medical Concepts, Inc.	BONE POSITIONING GUIDE	US	15/910,428	02-Mar-2018	10,335,220	02-Jul-2019
Treace Medical Concepts, Inc.	BONE PLATING SYSTEM AND METHOD	US	14/990,368	07-Jan-2016	10,245,088	02-Apr-2019
Treace Medical Concepts, Inc.	BONE PLATING KIT FOR FOOT AND ANKLE APPLICATIONS	US	15/047,343	18-Feb-2016	10,245,086	02-Apr-2019
Treace Medical Concepts, Inc.	BONE POSITIONING AND PREPARING GUIDE SYSTEMS AND METHODS	US	15/452,236	07-Mar-2017	10,045,807	14-Aug-2018
Treace Medical Concepts, Inc.	TARSAL-METATARSAL JOINT PROCEDURE UTILIZING COMPRESSOR- DISTRACTOR AND INSTRUMENT PROVIDING SLIDING SURFACE	AU	2020200936	10-Feb-2020
Treace Medical Concepts, Inc.	TARSAL-METATARSAL JOINT PROCEDURE UTILIZING COMPRESSOR- DISTRACTOR AND INSTRUMENT PROVIDING SLIDING SURFACE	US	16/784,742	07-Feb-2020
Treace Medical Concepts, Inc.	BI-PLANAR INSTRUMENT FOR BONE CUTTING AND JOINT REALIGNMENT PROCEDURE	US	62/883,649	07-Aug-2019
Treace Medical Concepts, Inc.	SURGICAL PIN POSITIONING LOCK	US	62/899,723	12-Sep-2019
Treace Medical Concepts, Inc.	MULTI-DIAMETER K-WIRE FOR ORTHOPEDIC APPLICATIONS	US	62/900,391	13-Sep-2019

Owner (Borrower/Grantor)	Title	Juris- diction	Serial No.	Filing Date	Patent No.	Issue Date
Treace Medical Concepts, Inc.	METATARSOPHALANGEAL JOINT PREPARATION AND METATARSAL REALIGNMENT FOR FUSION	US	62/968,244	31-Jan-2020
Treace Medical Concepts, Inc.	DEVICES AND TECHNIQUES FOR TREATING METATARSUS ADDUCTUS	US	63/027,340	19-May-2020
Treace Medical Concepts, Inc.	BONE CUTTING GUIDE SYSTEMS AND METHODS	US	16/792,880	17-Feb-2020
Treace Medical Concepts, Inc.	BONE POSITIONING GUIDE	AU	2016294588	14-Jul-2016
Treace Medical Concepts, Inc.	BONE POSITIONING AND PREPARING GUIDE SYSTEMS AND METHODS	AU	2016308461	12-Aug-2016
Treace Medical Concepts, Inc.	JOINT SPACER SYSTEMS AND METHODS	AU	2016323600	16-Sep-2016
Treace Medical Concepts, Inc.	TARSAL-METATARSAL JOINT PROCEDURE UTILIZING FULCRUM	AU	2016308483	14-Aug-2016
Treace Medical Concepts, Inc.	BONE PLATING SYSTEM AND METHOD	AU	2016205290	07-Jan-2016
Treace Medical Concepts, Inc.	INTRA-OSSEOUS PLATE SYSTEM AND METHOD	US	16/877,159	18-May-2020
Treace Medical Concepts, Inc.	OSTEOTOMY PROCEDURE FOR CORRECTING BONE MISALIGNMENT	US	15/687,994	28-Aug-2017
Treace Medical Concepts, Inc.	DEVICES AND TECHNIQUES FOR PERFORMING AN OSTEOTOMY PROCEDURE ON A FIRST METATARSAL TO CORRECT A BONE MISALIGNMENT	US	16/812,487	09-Mar-2020
Treace Medical Concepts, Inc.	FULCRUM FOR TARSAL- METATARSAL JOINT PROCEDURE	US	15/905,495	26-Feb-2018

Owner (Borrower/Grantor)	Title	Juris- diction	Serial No.	Filing Date	Patent No.	Issue Date
Treace Medical Concepts, Inc.	BONE PLATING SYSTEM AND METHOD	JP	2017536855	07-Jan-2016
Treace Medical Concepts, Inc.	BONE POSITIONING AND PREPARING GUIDE SYSTEMS AND METHODS	JP	2018507707	12-Aug-2016
Treace Medical Concepts, Inc.	BONE POSITIONING GUIDE	JP	2018501919	14-Jul-2016
Treace Medical Concepts, Inc.	JOINT SPACER SYSTEMS AND METHODS	JP	2018514331	16-Sep-2016
Treace Medical Concepts, Inc.	BONE PLATING SYSTEM AND METHOD	CA	2973105	07-Jan-2016
Treace Medical Concepts, Inc.	BONE POSITIONING GUIDE	CA	2991424	14-Jul-2016
Treace Medical Concepts, Inc.	BONE POSITIONING AND PREPARING GUIDE SYSTEMS AND METHODS	CA	2995627	12-Aug-2016
Treace Medical Concepts, Inc.	JOINT SPACER SYSTEMS AND METHODS	CA	2998481	16-Sep-2016
Treace Medical Concepts, Inc.	TARSAL-METATARSAL JOINT PROCEDURE UTILIZING FULCRUM	CA	2998727	14-Aug-2016
Treace Medical Concepts, Inc.	BONE PLATING SYSTEM AND METHOD	EP	167354059	07-Jan-2016
Treace Medical Concepts, Inc.	BONE POSITIONING GUIDE	EP	168251767	14-Jul-2016
Treace Medical Concepts, Inc.	TARSAL-METATARSAL JOINT PROCEDURE UTILIZING FULCRUM	EP	168376242	14-Aug-2016
Treace Medical Concepts, Inc.	BONE POSITIONING AND PREPARING GUIDE SYSTEMS AND METHODS	EP	168376119	12-Aug-2016
Treace Medical Concepts, Inc.	JOINT SPACER SYSTEMS AND METHODS	EP	168473676	16-Sep-2016
Treace Medical Concepts, Inc.	PIVOTABLE BONE CUTTING GUIDE USEFUL FOR BONE REALIGNMENT AND COMPRESSION TECHNIQUES	US	15/047,288	18-Feb-2016

Owner (Borrower/Grantor)	Title	Juris- diction	Serial No.	Filing Date	Patent No.	Issue Date
Treace Medical Concepts, Inc.	BONE CUTTING GUIDE SYSTEMS AND METHODS	US	15/210,497	14-Jul-2016
Treace Medical Concepts, Inc.	BONE HARVESTER AND BONE MARROW REMOVAL SYSTEM AND METHOD	US	15/894,686	12-Feb-2018
Treace Medical Concepts, Inc.	BONE POSITIONING AND PREPARING GUIDE SYSTEMS AND METHODS	US	16/031,855	10-Jul-2018
Treace Medical Concepts, Inc.	BONE POSITIONING GUIDE	US	16/731,612	31-Dec-2019
Treace Medical Concepts, Inc.	BONE PLATING KIT FOR FOOT AND ANKLE APPLICATIONS	US	16/278,264	18-Feb-2019
Treace Medical Concepts, Inc.	BONE PLATING SYSTEM AND METHOD	US	16/278,255	18-Feb-2019
Treace Medical Concepts, Inc.	BONE POSITIONING GUIDE	US	16/422,557	24-May-2019
Treace Medical Concepts, Inc.	TARSAL-METATARSAL JOINT PROCEDURE UTILIZING FULCRUM	US	16/448,357	21-Jun-2019
Treace Medical Concepts, Inc.	TARSAL-METATARSAL JOINT PROCEDURE UTILIZING FULCRUM	US	16/505,363	08-Jul-2019
Treace Medical Concepts, Inc.	COMPRESSOR- DISTRACTOR FOR ANGULARLY REALIGNING BONE PORTIONS	US	16/508,817	11-Jul-2019
Treace Medical Concepts, Inc.	MULTI-DIAMETER BONE PIN FOR INSTALLING AND ALIGNING BONE FIXATION PLATE WHILE MINIMIZING BONE DAMAGE	US	16/510,682	12-Jul-2019
Treace Medical Concepts, Inc.	JOINT SPACER SYSTEMS AND METHODS	US	16/750,829	23-Jan-2020

Owner (Borrower/Grantor)	Title	Juris- diction	Serial No.	Filing Date	Patent No.	Issue Date
Treace Medical Concepts, Inc.	BONE POSITIONING AND CUTTING SYSTEM AND METHOD	US	16/730,424	30-Dec-2019
Treace Medical Concepts, Inc.	COMPRESSOR- DISTRACTOR FOR ANGULARLY REALIGNING BONE PORTIONS	WO	US2019/041365	11-Jul-2019
Treace Medical Concepts, Inc.	MULTI-DIAMETER BONE PIN FOR INSTALLING AND ALIGNING BONE FIXATION PLATE WHILE MINIMIZING BONE DAMAGE	WO	US2019/041685	12-Jul-2019

Patent Licenses

Owner (Borrower/Grantor)	Licensor	Title	Juris- diction	Serial No.	Filing Date	Patent No.	Issue Date
Treace Medical Concepts, Inc.	Daniel J. Hatch, DPM	LOCKING PLATE WITH SCREW FIXATION FROM OPPOSITE CORTEX	US	13/781,492	7/28/2013	9,700,359	7/11/2017

B.	Trademarks, Trademark Applications and Trademark Licenses

Owner (Borrower/Grantor)	Juris- diction	Trademark	Registration No./ Serial No.	Application Date	Registration Date
Treace Medical Concepts, Inc.	US	A STEP AHEAD IN FOOT AND ANKLE SURGERY	SN: 86203939 RN: 4969221	02/25/2014	05/31/2016
Treace Medical Concepts, Inc.	US	ALIGN MY TOE	SN: 88205984	11/26/2018
Treace Medical Concepts, Inc.	US	CONTROL 360	RN: 4965818 SN: 86535501	02/15/205	05/24/2016
Treace Medical Concepts, Inc.	US	FAST GRAFTER	RN: 5968431 SN: 88096937	08/29/2018	01/21/2020
Treace Medical Concepts, Inc.	US	FIX IT RIGHT THE FIRST TIME	SN: 88205958	11/26/2018
Treace Medical Concepts, Inc.	US	GOT BUNIONS	SN: 87939860	11/29/2018
Treace Medical Concepts, Inc.	US	LAPIDESIS	SN: 88796948	02/13/2020
Treace Medical Concepts, Inc.	US	LAPIFIX	SN: 88796963	02/13/2020

Owner (Borrower/Grantor)	Juris- diction	Trademark	Registration No./ Serial No.	Application Date	Registration Date
Treace Medical Concepts, Inc.	US	LAPIFORCE	SN: 88796975	02/13/2020
Treace Medical Concepts, Inc.	US	LAPIGRAFTER	SN: 88796986	02/13/2020
Treace Medical Concepts, Inc.	US	LAPIPLASTY	SN: 86802324 RN: 5115724	10/28/2015	01/03/2017
Treace Medical Concepts, Inc.	US	PLANTAR PYTHON	SN: 86692191 RN: 5087675	07/14/2015	11/22/2016
Treace Medical Concepts, Inc.	US	SPEEDSEEKER	SN: 88703745	11/22/2019
Treace Medical Concepts, Inc.	US	THE FUTURE OF HALLUX VALGUS	SN: 88205976	11/26/2018
Treace Medical Concepts, Inc.	US	TREACE MEDICAL CONCEPTS	SN: 86535492 RN: 5115111	02/15/2015	01/03/2017
Treace Medical Concepts, Inc.	US		SN: 86536930 RN: 5100983	02/17/2015	12/13/2016

C.	None.

D.	None.

E.	None.

F.	www.treace.com; www.treace.net

G.	None.

Schedule 7.05(b)(ii)

Intellectual Property Exceptions

None.

Schedule 7.05(c)

Material Intellectual Property

See Schedule 7.05(b)(i)(A) (excluding licensed U.S. Patent No. 9,700,359); 7.05(b)(i)(B) (excluding the following trademarks: A STEP AHEAD IN FOOT AND ANKLE SURGERY; CONTROL 360; and LAPIFIX) and 7.05(b)(i)(F).

Schedule 7.12

Information Regarding Subsidiaries

None.

Schedule 7.13(a) (I and II)

Existing Indebtedness

(I)

Indebtedness of the Borrower under the Paycheck Protection Program and evidenced by that certain U.S. Small Business Administration Paycheck Protection Program Note dated as of April 22, 2020, executed by the Borrower in favor of Silicon Valley Bank.

(II)	None.

Schedule 7.13(b) (I and II)

Existing Liens

(I)	None.

(II)	None.

Schedule 7.14

Material Agreements

Real Estate Lease Contract (Company Headquarters)	Contract Type	Effective Date
Global Realty of North Florida LLC	Lease Agreement	May 1, 2017
Global Realty of North Florida LLC	First Amendment to Lease	May 26, 2017
Global Realty of North Florida LLC	Second Amendment to Lease	September 27, 2019
Global Realty of North Florida LLC	Third Amendment to Lease	November 7, 2019

Schedule 7.16

Real Property

203 Fort Wade Road, Suite 150

Ponte Vedra, Florida 32081

Schedule 7.17

Pension Matters

Treace Medical Concepts, Inc. 2014 Stock Plan, as amended.

Schedule 9.05

Existing Investments

None.

Schedule 9.11

Restrictive Agreements

None.

Exhibit A

to Term Loan Agreement

Form of Guarantee Assumption Agreement

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] (this “Agreement”) by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a [JURISDICTION OF FORMATION] [ENTITY TYPE] (the “Additional Subsidiary Guarantor”), in favor of CRG SERVICING LLC, as administrative agent and collateral agent (the “Administrative Agent”) for the benefit of the Secured Parties under that certain Term Loan Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified, renewed, refinanced or replaced, the “Loan Agreement”), among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), Administrative Agent, the Lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto. The terms defined in the Loan Agreement are herein used as therein defined.

Pursuant to Section 8.12(a) of the Loan Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Loan Agreement, and a “Grantor” for all purposes of the Security Agreement. Without limiting the foregoing, (x) the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to the Secured Parties and their successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Section 14 of the Loan Agreement and (y) the Additional Subsidiary Guarantor hereby agrees to execute and deliver to the Administrative Agent a Joinder (as defined in the Security Agreement).

In addition, as of the date hereof, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 7.01, 7.02, 7.03, 7.05(a), 7.06, 7.07, 7.08¸7.10, 7.18 and 7.19 of the Loan Agreement, and in Section 2 of the Security Agreement, with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the evidence of corporate action, incumbency of officers, opinions of counsel and other documents referred to in Section 8.12(a) of the Loan Agreement to Administrative Agent.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Agreement to be duly executed and delivered as of the day and year first above written.

[Signature Page Follows]

Exhibit A-1

[ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Exhibit A-2

Exhibit B

to Term Loan Agreement

Form of Notice of Borrowing

Date: [ 🌑 ]

To:	CRG Servicing LLC and the Lenders referred to below

1000 Main Street, Suite 2500

Houston, TX 77002

Attn: Portfolio Reporting

Re: Borrowing under Term Loan Agreement

Ladies and Gentlemen:

The undersigned, TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), refers to the Term Loan Agreement, dated as of July 31, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, “Administrative Agent”), the Lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto. The terms defined in the Loan Agreement are herein used as therein defined.

Borrower hereby gives you notice irrevocably, pursuant to Section 2.02 of the Loan Agreement, of the borrowing of the Loan specified herein:

1. The proposed Borrowing Date is [ ].

2. The amount of the proposed Borrowing is $[ _ ].

3. The payment instructions with respect to the funds to be made available to Borrower are as follows:

Bank Name:	[ 🌑 ]
Bank Address:	[ 🌑 ]
Routing Number:	[ 🌑 ]
Account Number:	[ 🌑 ]
Account Name:	[ 🌑 ]
Swift Code:	[ 🌑 ]
[FBO Account Name and Number][1]	[ 🌑 ]

[1]	If applicable.

Exhibit B-1

4. The person you may contact to confirm these wire instructions is [NAME], [TITLE] at [OFFICE NUMBER] or [MOBILE NUMBER].

Administrative Agent will verify all wire instructions exclusively via the phone numbers listed above. Should Borrower need to update the wire instructions provided in this Notice of Borrowing, Borrower must submit a written notice to Administrative Agent in substantially the form of Exhibit B to the Loan Agreement to the address and facsimile number indicated on the signature pages thereto.

Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties made by Borrower in Section 7 of the Loan Agreement and in the other Loan Documents shall be true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date, except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on such earlier date;

(b) no Material Adverse Effect has occurred or is reasonably likely to occur after giving effect to such proposed Borrowing; and

(c) no Default exists or would result from such proposed Borrowing or the application of the proceeds thereof.

[Signature Page Follows]

Exhibit B-2

IN WITNESS WHEREOF, Borrower has caused this Notice of Borrowing to be duly executed and delivered as of the day and year first above written.

BORROWER:

TREACE MEDICAL CONCEPTS, INC.

By:
Name:
Title:

Exhibit B-3

Exhibit C-1

to Term Loan Agreement

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement, dated as of July 31, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), the Lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto. [ 🌑 ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Loan Agreement. The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record owner of the Loans in respect of which it is providing this certificate;

2. The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a) The Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) The Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Foreign Lender is not a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4. The Foreign Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned Foreign Lender has made available to Borrower (directly or through Administrative Agent) a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Signature Page Follows]

Exhibit C-1-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON U.S. LENDER]

By:
Name:
Title:

Date:

Exhibit C-1-2

Exhibit C-2

to Term Loan Agreement

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement, dated as of July 31, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), the Lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto. [ ] (the “Foreign Participant”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Loan Agreement. The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate;

2. The Foreign Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that:

(a) The Foreign Participant is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) The Foreign Participant has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Foreign Participant is not a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4. The Foreign Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned Foreign Participant has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Signature Page Follows]

Exhibit C-2-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON U.S. PARTICIPANT]

By:
Name:
Title:

Date:

Exhibit C-2-2

Exhibit C-3

to Term Loan Agreement

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement, dated as of July 31, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), the Lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto. [ ] (the “Foreign Participant”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Loan Agreement. The Foreign Participant hereby represents and warrants that:

1. The Foreign Participant is the sole record owner of the participation in respect of which it is providing this certificate;

2. The Foreign Participant’s direct or indirect partners/members are the sole beneficial owners of the participation in respect of which it is providing this certificate;

3. Neither the Foreign Participant nor its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that:

(a) neither the Foreign Participant nor its direct or indirect partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) neither the Foreign Participant nor its direct or indirect partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

4. Neither the Foreign Participant nor its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

5. Neither the Foreign Participant nor its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned Foreign Participant has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.

Exhibit C-3-1

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Signature Page Follows]

Exhibit C-3-2

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON U.S. PARTICIPANT]

By:
Name:
Title:

Date:

Exhibit C-3-3

Exhibit C-4

to Term Loan Agreement

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement, dated as of July 31, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), the Lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto. [ ] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Loan Agreement. The Foreign Lender hereby represents and warrants that:

1. The Foreign Lender is the sole record owner of the Loans in respect of which it is providing this certificate;

2. The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the Loans in respect of which it is providing this certificate;

3. Neither the Foreign Lender nor its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a) neither the Foreign Lender nor its direct or indirect partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) neither the Foreign Lender nor its direct or indirect partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

4. Neither the Foreign Lender nor its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

5. Neither the Foreign Lender nor its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned Foreign Lender has made available to Borrower (directly or through Administrative Agent) an IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.

Exhibit C-4-1

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Signature Page Follows]

Exhibit C-4-2

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON U.S. LENDER]

By:
Name:
Title:

Date:

Exhibit C-4-3

Exhibit D

to Term Loan Agreement

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section Error! Reference source not found. of, and in connection with the consummation of the transactions contemplated in, the Term Loan Agreement, dated as of July 31, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), the Lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Loan Agreement.

The undersigned, a duly authorized Responsible Officer of Borrower that is a financial officer having the name and title set forth below under his or her signature, hereby certifies, on behalf of Borrower for the benefit of the Secured Parties and pursuant to Section 8.01(c) of the Loan Agreement that such Responsible Officer of Borrower is familiar with the Loan Agreement and that, in accordance with each of the following sections of the Loan Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:

In accordance with Section 8.01[(a)/(b)] of the Loan Agreement, attached hereto as Annex A are the financial statements for the [fiscal quarter/fiscal year] ended [ ] required to be delivered pursuant to Section 8.01[(a)/(b)] of the Loan Agreement. Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of Borrower and its Subsidiaries as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)].2

Attached hereto as Annex B are the calculations used to determine compliance with each financial covenant contained in Section 10 of the Loan Agreement.

No Default or Event of Default exists and is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which Borrower proposes to take the actions set forth on such Annex C].

The representations and warranties made by Borrower in Section 7 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on and as of the date hereof, with the same force and effect as if made on and as of the date hereof (except that the representation regarding representations and warranties

[2]	Insert language in brackets only for quarterly certifications.

Exhibit D-1

that refer to a specific earlier date is that they were true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on such earlier date)[, except as provided for on Annex D attached hereto, with respect to each of which Borrower proposes to take the actions set forth on such Annex D].

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

TREACE MEDICAL CONCEPTS, INC.

By:
Name:
Title:

Exhibit D-2

Annex A to Compliance Certificate

Financial Statements

(see attached)

Exhibit D-3

Annex B to Compliance Certificate

Calculations of Financial Covenant Compliance

I.	Section 10.01: Minimum Liquidity
A.	Amount of unencumbered (other than by Liens described in Sections Error! Reference source not found., Error! Reference source not found. (provided, that there is no default under the documentation governing the Permitted Priority Debt) and 9.02(p)) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest as of the date of this certificate:	$[ 🌑 ]
B.	The greater of:	$[ 🌑 ]
(1) $3,000,000 and
(2) to the extent Borrower has incurred Permitted Priority Debt, the minimum cash balance, if any, required of Borrower and its Subsidiaries by Borrower’s Permitted Priority Debt creditors
	Was Liquidity at all times during the fiscal [year]/[quarter] ending [ 🌑 ], 20[ 🌑 ] greater than Line I.B?	[Yes: In compliance] / [No: Not in compliance]
II.	Section 10.02: Minimum Revenue
A.	Revenues from sales of the Procedure during the twelve-month period beginning on January 1, 2021	$[ 🌑 ]
	Is line II.A equal to or greater than $50,000,000?	[Yes: In compliance] / [No: Not in compliance][3]
B.	Revenues from sales of the Procedure during the twelve-month period beginning on January 1, 2022	$[ 🌑 ]
	Is line II.B equal to or greater than $60,000,000?	[Yes: In compliance] / [No: Not in compliance][4]
C.	Revenues from sales of the Procedure during the twelve-month period beginning on January 1, 2023	$[ 🌑 ]
	Is line II.C equal to or greater than $70,000,000?	[Yes: In compliance] / [No: Not in compliance][5]

[3]	Include bracketed entry only on the Compliance Certificate to be delivered pursuant to Section 8.01(c) of the Loan Agreement with respect to the fiscal year ending December 31, 2021.
[4]	Include bracketed entry only on the Compliance Certificate to be delivered pursuant to Section 8.01(c) of the Loan Agreement with respect to the fiscal year ending December 31, 2022.
[5]	Include bracketed entry only on the Compliance Certificate to be delivered pursuant to Section 8.01(c) of the Loan Agreement for the fiscal year ending December 31, 2023.

Exhibit D-4

D.	Revenues from sales of the Procedure during the twelve month period beginning on January 1, 20[ 🌑 ][6]	$[ 🌑 ]
	Is line II.D equal to or greater than $80,000,000?	[Yes: In compliance] / [No: Not in compliance][7]

[6]	Complete this row for the fiscal year beginning January 1, 2024 and each subsequent fiscal year.
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Include bracketed entry only on the Compliance Certificate to be delivered pursuant to Section 8.01(c) of the Loan Agreement for the fiscal year ending December 31, 2024 and for each fiscal year thereafter.

Exhibit D-5

Exhibit E

to Term Loan Agreement

FORM OF LANDLORD CONSENT

THIS LANDLORD CONSENT (the “Agreement”) is made and entered into as of [INSERT DATE] by and among CRG Servicing LLC, as administrative agent and collateral agent for the “Secured Parties” as defined in the Loan Agreement referred to below (in such capacities, “Administrative Agent”), [INSERT NAME OF BORROWER or GUARANTOR], a [State of Formation] [Entity Type] (“Debtor”), and [INSERT NAME OF LANDLORD], a [State of Formation] [Entity Type] (“Landlord”).

WHEREAS, Debtor has entered into a Term Loan Agreement, dated as of July 31, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation, as borrower, Administrative Agent, the Lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto, pursuant to which the Secured Parties have been granted a security interest in all of Debtor’s personal property, including, but not limited to, inventory, equipment and trade fixtures (hereinafter “Personal Property”); and

WHEREAS, Landlord is the owner of the real property located at [ 🌑 ](the “Premises”); and

WHEREAS, Landlord and Debtor have entered into that certain Lease dated [ 🌑 ][, as amended by [ 🌑 ] dated [ 🌑 ]] ([collectively,] the “Lease”), pursuant to which the Debtor leases the Premises from the Landlord; and

WHEREAS, certain of the Personal Property has or may become affixed to or be located on, wholly or in part, the Premises.

NOW, THEREFORE, in consideration of any loans or other financial accommodation extended by the Secured Parties to Debtor at any time, and other good and valuable consideration, the parties agree as follows:

1. Landlord subordinates to Administrative Agent (for the benefit of the Secured Parties) all security interests or other interests or rights Landlord may now or hereafter have in, or to any of the Personal Property, whether for rent or otherwise.

2. The Personal Property may be installed in or located on the Premises and is not and shall not be deemed a fixture or part of the real estate and shall at all times be considered personal property.

3. Administrative Agent or its representatives may enter upon the Premises during normal business hours, and upon not less than 24 hours’ advance notice to Landlord, to inspect the Personal Property.

4. Upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement) under the Loan Agreement, Administrative Agent or its representatives,

Exhibit F-1

at Administrative Agent’s option, upon written notice delivered to Landlord not less than ten (10) business days in advance, may enter the Premises during normal business hours for the purpose of repossessing, removing or otherwise dealing with the Personal Property; provided that neither Administrative Agent nor Secured Parties shall be permitted to operate the business of Debtor on the Premises or sell, auction or otherwise dispose of any Personal Property at the Premises or advertise any of the foregoing; and such license shall continue, from the date Administrative Agent enters the Premises for as long as Administrative Agent reasonably deems necessary but not to exceed a period of ninety (90) days. During the period Administrative Agent occupies the Premises, it shall pay to Landlord the basic rent provided under the Lease relating to the Premises, prorated on a per diem basis to be determined on a thirty (30) day month, without incurring any other obligations of Debtor.

5. Administrative Agent shall pay to Landlord any costs for damage to the Premises or the building in which the Premises is located in removing or otherwise dealing with said Personal Property pursuant to paragraph 4 above, and shall indemnify and hold harmless Landlord from and against (i) all claims, disputes and expenses, including reasonable attorneys’ fees, suffered or incurred by Landlord arising from Administrative Agent’s exercise of any of its rights hereunder, and (ii) any injury to third persons, caused by actions of Administrative Agent pursuant to this Agreement.

6. Landlord agrees to give notice to Administrative Agent in writing by certified mail, facsimile or email of Landlord’s intent to exercise its remedies in response to any default by Debtor of any of the provisions of the Lease, to:

CRG Servicing LLC

1000 Main Street, Suite 2500

Houston, TX 77002

Attention: Portfolio Reporting

Fax: ***

Email: notices@crglp.com

7. Landlord shall have no obligation to preserve or protect the Personal Property or take any action in connection therewith, and Administrative Agent waives all claims they may now or hereafter have against Landlord in connection with the Personal Property.

8. This consent shall terminate and be of no further force or effect upon the earlier of (i) the date on which all indebtedness secured by the Personal Property indefeasibly is paid in full in cash and (ii) the date on which the Lease is terminated or expires.

Nothing contained herein shall be construed to amend the Lease, and the Lease remains unchanged and in full force and effect.

1. This consent shall be construed and interpreted in accordance with and governed by the laws of the State of [ ].

This consent may not be changed or terminated orally and is binding upon and shall inure to the benefit of Landlord, Administrative Agent, Secured Parties and Debtor and the heirs, personal representatives, successors and assigns of Landlord, Administrative Agent, Secured Parties and Debtor.

[Signature Page Follows]

Exhibit F-2

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LANDLORD:
[____________]

By:
Name:
Title:

Address for Notices:
[____________]
Attn:	[____________]
Tel:	[____________]
Fax:	[____________]
Email:	[____________]

ADMINISTRATIVE AGENT:

CRG SERVICING LLC

By:
Name:
Title:

Address for Notices: 1000 Main Street, Suite 2500 Houston, TX 77002
Attn:	Portfolio Reporting
Tel:	***
Fax:	***
Email:	notices@crglp.com

Acknowledged and Agreed:
[INSERT NAME OF BORROWER OR GUARANTOR]

By:
Name:
Title:

Exhibit F-4

Exhibit F

to Term Loan Agreement

FORM OF INTERCREDITOR AGREEMENT (PERMITTED PRIORITY DEBT)

This Intercreditor Agreement, dated as of [ ], 2020 (this “Agreement”), is made between CRG Servicing LLC, a Delaware limited liability company, as Administrative Agent and Collateral Agent for CRG Lenders (as defined below) (“CRG Agent”), and [ ], a [ ] (the “ABL Lender”).

Recitals

A. Treace Medical Concepts, Inc., a Delaware corporation (“Borrower”), has entered into the ABL Credit Agreement (as defined below) with the ABL Lender, which, along with any other obligations owing to the ABL Lender by the Obligors, is secured by the ABL Senior Collateral.

B. Borrower has entered into that certain Term Loan Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “CRG Credit Agreement”), with the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto (“CRG Lenders”) and CRG Agent, as administrative agent and collateral agent for CRG Lenders which is secured by the CRG Senior Collateral.

C. To induce each of the ABL Lender and CRG Lenders to make and maintain the credit extensions under the ABL Credit Agreement and the CRG Credit Agreement, respectively, each of the ABL Lender and CRG Agent, on behalf of itself and CRG Lenders (collectively with the ABL Lender, “Creditors” and each a “Creditor”), is willing to enter into this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Definitions. As used herein, the following terms have the following meanings:

“ABL Credit Agreement” means [ 🌑 ].

“ABL Credit Documents” means the ABL Credit Agreement and all the other Loan Documents (as defined in the ABL Credit Agreement).

“ABL Senior Collateral” means (a) Accounts (other than IP/Equipment Accounts (as defined below)), (b) Inventory, (c) cash, Cash Equivalents, short and long term investments (other than any CRG Pledged Equity, regardless of whether such CRG Pledged Equity (x) is held in a securities account or (y) constitutes an investment), all bank accounts including, without limitation, all operating accounts, depository accounts, savings accounts, and securities accounts, and all property contained therein (other than any CRG Pledged Equity, regardless of whether such CRG Pledged Equity is held in a securities account), (d) all Obligors’ books and records relating to the foregoing, and (e) all Proceeds of all of the foregoing; provided, however, that ABL Senior Collateral shall not include the following: (i) any right, title or interest of any Obligor in any Intellectual Property or any licenses thereof, (ii) any Accounts or proceeds arising from the sale, transfer, licensing or other disposition of any Intellectual Property (or licenses thereto) or from the sale, transfer, lease or other disposition of equipment, (provided in each case, with respect to cash or Cash Equivalent proceeds, solely to the extent that such cash proceeds constitute CRG Cash Collateral) (collectively, “IP/Equipment Accounts”), (iii) equipment, (iv) to the extent evidencing, governing, securing or otherwise related to equipment, any general intangibles, chattel paper, instruments or documents, (v) any CRG Pledged Equity, (vi) proceeds of the foregoing clauses (i) through (v) and the proceeds of insurance policies, (provided with respect to cash or Cash Equivalent proceeds, solely to the extent that such cash proceeds or Cash Equivalents constitute CRG Cash Collateral), and (vii) CRG Cash Collateral and the Designated CRG Account.

“Accounts” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by any Obligor or in which any Obligor now holds or hereafter acquires any interest.

“Bank Services” means any products, credit services, and/or financial accommodations previously, now, or hereafter provided to the Obligors by the ABL Lender or any of its affiliates, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, overdraft protection arrangements and extensions of credit, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services, as any such products or services may be identified in the ABL Lender’s various agreements related thereto, in all cases whether or not provided pursuant to the ABL Credit Agreement.

“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) demand deposit accounts, savings deposit accounts and certificates of deposit maturing no more than eighteen (18) months after issue, (d) money market funds publicly traded or regulated by a Governmental Authority at least ninety five percent (95%) of the assets of which are invested in cash equivalents of the type described in clauses (a) through (c) above, and (e) any other similar investments made pursuant to an Obligor’s board approved investment policy.

“Claim” means, (a) in the case of the ABL Lender, any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of the ABL Lender now or hereafter arising or existing under or relating to the ABL Credit Documents (with the principal amount of the ABL Lender’s Claim at any time not to exceed the sum of (i) Ten Million Dollars ($10,000,000) under the Revolving Line (as defined in the ABL Credit Agreement) plus (ii) up to Two Million Dollars ($2,000,000) of Bank Services), whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed,

6

whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against any Obligor under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination fees, and (b) in the case of CRG Creditors, any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of CRG Creditors, now or hereafter arising or existing under or relating to the CRG Credit Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against any Obligor under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination fees.

“Collateral” means all real or personal property of the Obligors in which any Creditor now or hereafter has a security interest.

“Credit Documents” means, collectively, the CRG Credit Documents and the ABL Credit Documents.

“CRG Cash Collateral” means all cash and Cash Equivalents of the Obligors that are Directly Traceable proceeds from (a) the sale or other disposition of the CRG Senior Collateral and which proceeds are held in the Designated CRG Account, (b) insurance policies with respect to any CRG Senior Collateral and which proceeds are held in the Designated CRG Account, and (c) the sale or other disposition of the CRG Senior Collateral or the proceeds of insurance policies with respect to any CRG Senior Collateral and which proceeds, in either case, are inadvertently deposited into a deposit or securities account that is not the Designated CRG Account (including a Non-Designated CRG Account); provided, that no later than the date seven (7) business days after the date such proceeds were inadvertently deposited into such account, CRG Agent has given the ABL Lender notice thereof.

“CRG Credit Documents” means all Loan Documents (as defined in the CRG Credit Agreement).

“CRG Creditors” means, collectively, CRG Agent and CRG Lenders.

“CRG Pledged Equity” means, collectively, the Equity Interests of each Obligor and each subsidiary and joint venture of an Obligor, whether now or hereafter owned, together in each case with (a) all certificates representing the same, (b) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of any CRG Pledged Equity, or resulting from a split-up, revision, reclassification or other like change of any CRG Pledged Equity or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, any CRG Pledged Equity, and (c) all Equity Interests of any successor entity of any merger or consolidation of an Obligor or any subsidiary or joint venture thereof.

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“CRG Senior Collateral” means all Collateral in which CRG Agent has a security interest which, for the avoidance of doubt, excludes the ABL Senior Collateral.

“Designated CRG Account” means Obligors’ account number ending [ ] (last 3 digits) maintained with ABL Lender, which account is to be used solely to maintain CRG Cash Collateral and in which the CRG Agent holds a perfected first-priority security interest subject to a control agreement in form and substance acceptable to the CRG Agent and to which, at the direction of the CRG Agent, CRG Cash Collateral is deposited from time to time, which for the avoidance of doubt shall not include, subject to Section 16(c), any ABL Senior Collateral.

“Directly Traceable” means, with respect to any cash or Cash Equivalent proceeds of CRG Senior Collateral (including any proceeds of insurance policies with respect thereto), that the deposit of the cash or Cash Equivalent proceeds from the sale or other disposition of the such CRG Senior Collateral (or from the insurance policy related thereto) into the applicable account shall have been documented, either by bank records relating to such deposit (e.g. copies of a deposited check or record of incoming funds transfers from the applicable purchaser, lessee or licensee of such CRG Senior Collateral), invoices, sale, license or lease agreements or other reasonable documentation that links the sale or other disposition of such CRG Senior Collateral (or the proceeds of the insurance policy related thereto) to the deposit of funds into the applicable account; provided, that to the extent such account is a Non-Designated CRG Account, upon request, the ABL Lender shall provide to CRG Agent any bank records in its possession relating to such deposit (and the Obligors hereby expressly consent thereto).

“Enforcement Action” means, with respect to any Creditor and with respect to any Claim of such Creditor or any item of Collateral in which such Creditor has or claims a security interest, lien, or right of offset, (a) any action, whether judicial or nonjudicial, to repossess, collect, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Claim or Collateral, (b) any action in connection with any Insolvency Proceeding to protect, defend, enforce or assert rights with respect to such Claim or Collateral, including without limitation filing and defending any proof of claim, opposing or joining in the opposition of any sale of assets or confirmation of a plan of reorganization, or opposing or joining in the opposition of any proposed debtor-in-possession loan or use of cash collateral, and (c) the filing of, or the joining in the filing of, an involuntary bankruptcy or insolvency proceeding against any Obligor.

“Equity Interest” means, with respect to any Person, any and all shares (including, for the avoidance of doubt, shares of capital stock), interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity or other interests described in this definition.

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“Event of Default” means an “Event of Default” under and as defined in the CRG Credit Agreement or any of the other CRG Credit Documents in connection therewith or an “Event of Default” under and as defined in any of the ABL Credit Documents.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Intellectual Property” means, collectively, all copyrights, copyright registrations and applications for copyright registrations of the Obligors, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto (collectively, “Copyrights”), all patents and patent applications of the Obligors, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto (collectively, “Patents”), and all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations of the Obligors, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world (collectively, “Trademarks”), together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark, together with (a) all inventions, processes, production methods, proprietary information, know-how, trade secrets, domain names and websites; (b) all licenses or user or other agreements granted by or to any Obligor with respect to any of the foregoing; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Obligor; (g) source codes, proprietary or confidential information, procedures, data bases, skill, expertise, experience, processes, models, materials, records and (h) all causes of action, claims and warranties now or hereafter owned or acquired by any Obligor in respect of any of the items listed above, in each case whether now or hereafter owned or used.

“Inventory” is all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished goods and products, including without limitation such inventory as is temporarily out of the Obligors’ custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

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“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Non-Designated CRG Accounts” means the Obligors’ deposit accounts or securities accounts maintained by the ABL Lender that do not constitute the Designated CRG Account.

“Obligors” means the Borrower and each other obligor under either the CRG Credit Documents or the ABL Credit Documents.

“Payoff Letter” means that certain [Term Facility Payoff Letter], dated as of even date herewith, executed by the ABL Lender and the Borrower.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or governmental authority or other entity of whatever nature.

“Senior Collateral” means, (a) in the case of the ABL Lender, all ABL Senior Collateral and (b) in the case of CRG Agent, all CRG Senior Collateral.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

The following terms have the meanings given to them in the applicable UCC: “chattel paper,” “deposit account,” “document,” “equipment,” “general intangible,” “instrument,” “proceeds” and “securities account.”

2. Security Interests.

(a) Upon receipt of the Payoff Amount (as defined in the Payoff Letter), (i) without further action by any person and notwithstanding anything to the contrary in the ABL Credit Documents, the ABL Lender agrees that any and all Liens in favor of the ABL Lender in the CRG Senior Collateral are hereby automatically released and discharged and of no further force or effect, and (ii) the ABL Lender agrees to provide CRG Agent with a UCC-3 Financing Statement Amendment (partial release) in the form attached as Exhibit A hereof, which shall release ABL Lender’s security interest in the CRG Senior Collateral.

(b) Notwithstanding any contrary priority established by (w) the filing dates of their respective financing statements, (x) the recording dates of any other security perfection documents, (y) which Creditor has possession of, or control over, any of the Collateral or (z) any statute or rule of law or any provision of the Credit Documents (other than this Agreement) to the contrary, the Creditors agree that:

(i) CRG Creditors shall not have a Lien with respect to the ABL Senior Collateral;

(ii) the ABL Lender shall not have Lien with respect to the CRG Senior Collateral; and

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(iii) the proceeds of collection of the Collateral shall be distributed as provided in Section 4 below.

3. Consents. Each Creditor:

(a) acknowledges and consents to (i) the Obligors granting to the other Creditor a security interest in its respective Senior Collateral, (ii) the other Creditor filing any and all financing statements and other documents as reasonably deemed necessary by the other Creditor in order to perfect its security interest in its respective Senior Collateral, and (iii) the Obligors’ entry into the Credit Documents to which the other Creditor is a party.

(b) acknowledges, agrees and covenants, subject to Section 6, that it shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of the other Creditor’s security interest in its respective Senior Collateral, or the validity, priority or enforceability of the other Creditor’s Claim.

4. Distribution of Proceeds of Collateral.

(a) After the occurrence and during the continuance of an Event of Default, all proceeds, including proceeds of any sale, exchange, collection, or other disposition of:

(i) ABL Senior Collateral shall be distributed first, to the ABL Lender, in an amount up to the amount of the ABL Lender’s Claim; then to the Obligors; and

(ii) CRG Senior Collateral shall be distributed first, to CRG Agent, in an amount up to the amount of CRG Creditors’ Claim; then, to the Obligors.

(b) In the event that, notwithstanding the foregoing, any Creditor shall, while an Event of Default has occurred and is continuing, receive any payment, distribution, security or proceeds consisting of assets constituting the other Creditor’s Senior Collateral, such Creditor shall hold in trust, for such other Creditor, such payment, distribution, security or proceeds, and shall deliver to such other Creditor, in the form received (with any necessary endorsements or as a court of competent jurisdiction may otherwise direct) such payment, distribution, security or proceeds for application to such other Creditor’s Claims in accordance with Section 4(a).

(c) At all times other than while an Event of Default has occurred and is continuing, all proceeds including proceeds of any sale, exchange, collection, or other disposition of Collateral shall be distributed or applied, as applicable, in accordance with the CRG Credit Documents and the ABL Credit Documents.

(d) Except as expressly set forth herein, nothing in this Section 4 shall obligate any Creditor (i) to sell, exchange, collect or otherwise dispose of Collateral at any time, or (ii) to take any action in violation of any stay imposed in connection with any Insolvency Proceeding, including without limitation the automatic stay in Section 362(a) of the Bankruptcy Code, nor shall any Creditor have any liability to the other arising from or in connection with such Creditor’s failure to take such action.

5. Remedies. Each Creditor shall be free at all times to exercise or to refrain from exercising any and all rights and remedies it may have with respect to its Senior Collateral under the applicable Credit Documents or under applicable law.

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6. Insolvency Proceedings.

(a) Rights Continue. In the event of any Obligor’s insolvency, reorganization or any case, action or proceeding, commenced by or against any Obligor, under any bankruptcy or insolvency law or laws relating to the relief of debtors, including, without limitation, any voluntary or involuntary bankruptcy (including any case commenced under the Bankruptcy Code), insolvency, receivership, liquidation, dissolution, winding-up or other similar statutory or common law proceeding or arrangement involving any Obligor, the readjustment of its liabilities, any assignment for the benefit of its creditors, or any marshalling of its assets or liabilities (each, an “Insolvency Proceeding”), (i) this Agreement shall remain in full force and effect in accordance with Section 510(a) of the United States Bankruptcy Code, and (ii) the Collateral shall include, without limitation, all Collateral arising during or after any such Insolvency Proceeding (which Collateral shall be subject to the priorities set forth in this Agreement).

(b) Proof of Claim, Sales and Plans. At any meeting of creditors or in the event of any Insolvency Proceeding, each Creditor shall retain the right to vote, file a proof of claim and otherwise act with respect to its Claims (including the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension (a “Plan”)); provided, that (i) no Creditor shall initiate, prosecute or participate in any claim or action in such Insolvency Proceeding directly or indirectly challenging the enforceability, validity, perfection or priority of the other Creditor’s Claims, this Agreement, the Credit Documents, or any liens securing the other Creditor’s Claims; and (ii) no Creditor shall propose any Plan or file or join in any motion or pleading in support of any motion or Plan or exercise any other voting rights unless such Plan provides for the treatment of the Creditors’ claims in accordance with the terms of this Agreement, or that would otherwise impair the timely repayment of the other Creditor’s Claims in accordance with its terms or impair or impede any rights of the other Creditor.

(c) Finance and Sale Issues. If any Obligor shall be subject to any Insolvency Proceeding and a Creditor shall desire to permit the use by such Obligor of cash collateral (as defined in Section 363(a) of the Bankruptcy Code, “Cash Collateral”) constituting such Creditor’s Senior Collateral or to permit such Obligor to obtain financing (including on a priming basis with respect to such Creditor’s Senior Collateral), whether from such Creditor or any other third party under Section 362, 363 or 364 of the Bankruptcy Code or any other applicable law (each, a “Post-Petition Financing”), then the other Creditor shall not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting to or contesting) such use of Cash Collateral or Post-Petition Financing and shall not request adequate protection or any other relief in connection therewith (except as specifically permitted under Section 6(e)); provided, however, that notwithstanding the foregoing, each Creditor shall be entitled to oppose, raise objection to, or contest (or join with or support any third party opposing, objecting to, or contesting) any such use of Cash Collateral or Post-Petition Financing if such proposed use of Cash Collateral or Post-Petition Financing would result in any liens on such Creditor’s Senior Collateral to be subordinated to or pari passu with such Cash Collateral or Post-Petition Financing. Each Creditor agrees that it shall raise no objection to, and shall not oppose or contest (or join with or support any third party opposing, objecting to or contesting), (i) a sale, revesting or other disposition of the other Creditor’s Senior Collateral free and clear of the other Creditors’ liens or other Claims, whether under Sections 363 or 1141 of the Bankruptcy Code or other applicable law, if the other Creditor has consented to such sale or disposition of such assets, or (ii) any lawful exercise by the other Creditor of the right to credit bid such other Creditor’s Claims at any sale in foreclosure of such other Creditor’s Senior Collateral; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, any Creditor shall be entitled to oppose, raise objection to, or contest (or join with or support any third party opposing, objecting to, or contesting) any sale, revesting or other disposition (including any credit bid) of any Collateral constituting its Senior Collateral free and clear of its liens or other Claims.

(d) [Reserved]

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(e) Adequate Protection. Except to the extent provided in Section 6(c), nothing in this Agreement shall limit the rights of CRG Creditors, on the one hand, and the ABL Lender, on the other hand, from seeking or requesting adequate protection with respect to their interests in the Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided, that (i) in the event that the ABL Lender seeks or requests adequate protection in respect of the ABL Lender’s Claims and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute CRG Senior Collateral, then the ABL Lender agrees that CRG Agent shall also be granted a senior lien and security interest on such collateral as security for CRG Creditors’ Claims and that any lien or security interest on such collateral securing the ABL Lender’s Claims shall be subordinate to the liens and security interests on such collateral securing CRG Creditors’ Claims, and (ii) in the event that CRG Agent seeks or requests adequate protection in respect of CRG Creditors’ Claims and such adequate protection is granted in the form of additional collateral comprising assets of the type of assets that constitute ABL Senior Collateral, then CRG Agent agrees, on behalf of CRG Creditors, that the ABL Lender shall also be granted a senior lien and security interest on such collateral as security for the ABL Lender’s Claims and that any lien or security interest on such collateral securing CRG Creditors’ Claims shall be subordinate to the liens and security interests on such collateral securing the ABL Lender’s Claims.

(f) Post-Petition Interest. Each Creditor shall not oppose or seek to challenge any claim by the other Creditor for allowance in any Insolvency Proceeding of Claims consisting of post-petition interest, fees or expenses; provided, that the treatment of such Claims are consistent with the Creditors’ respective interests in the Collateral.

(g) Separate Class. Without limiting anything to the contrary contained herein or in the Credit Documents, each Creditor, acknowledges and agrees that (i) the grants of liens pursuant to the CRG Credit Documents and the ABL Credit Documents constitute two separate and distinct grants of liens, and (ii) because of, among other things, their differing rights in the Collateral, each Creditor’s Claims are fundamentally different from the other’s Claims and must be separately classified in any Plan proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the respective Claims of the Creditors in respect of the Collateral constitute only one secured claim (rather than separate classes of senior secured claims), then each Creditor, acknowledges and agrees (x) that all distributions shall be made as if there were separate classes of senior secured claims against the Obligors in respect of the Collateral, and (y) to turn over to the other Creditor amounts otherwise received or receivable by it in the manner described in Section 4 to the extent necessary to effectuate the intent of this sentence.

(h) Waiver. Subject to Section 6(e), Each Creditor, waives any claim it may hereafter have against the other Creditor arising out of the election by such other Creditor of the application to the claims of such other Creditor of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any Cash Collateral or Post-Petition Financing arrangement or out of any grant of a lien in connection with the Collateral in any Insolvency Proceeding.

7. Notice of Default. Each Creditor shall, simultaneously with giving any notice of default or acceleration to the Obligors, use commercially reasonably efforts to provide to such other Creditor a copy of such notice of default or acceleration. The ABL Lender acknowledges and agrees that any Event of Default under the ABL Credit Documents shall be deemed to be an Event of Default under the CRG Credit Documents. CRG Agent acknowledges and agrees that any Event of Default under the CRG Credit Documents shall be deemed to be an Event of Default under the ABL Credit Documents. For the avoidance of doubt, nothing in this Section 7 shall obligate any Creditor to provide any notice in violation of any stay imposed in connection with any Insolvency Proceeding, including without limitation the automatic stay in Section 362(a) of the Bankruptcy Code, nor shall any Creditor have any liability to the other arising from or in connection with such Creditor’s failure to take such action.

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8. [Reserved]

9. Credit Documents.

(a) Each Creditor represents and warrants that it has provided to the other true, correct and complete copies of all of its Credit Documents.

(b) At any time and from time to time, without notice to the other Creditor, each Creditor may take such actions with respect to its Claims as such Creditor, in its sole discretion, may deem appropriate, including, without limitation, terminating advances under its Credit Documents, increasing the principal amount, extending the time of payment, increasing the applicable interest rate, renewing, compromising or otherwise amending the terms of any documents affecting its Claims and any Collateral therefor, and enforcing or failing to enforce any rights against any Obligor or any other person, and no such action or inaction described in this sentence shall impair or otherwise affect such Creditor’s rights hereunder; provided, however, that no Creditor shall take any action that is inconsistent with the provisions of this Agreement. Each Creditor, waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and each Creditor, agrees that it shall not assert any such defenses or rights.

10. Waiver of Right to Require Marshaling. Each Creditor, expressly waives any right that it otherwise might have to require any other Creditor to marshal assets or to resort to Collateral in any particular order or manner, whether provided for by common law or statute. No Creditor shall be required to enforce any guaranty or any security interest or lien given by any person or entity as a condition precedent or concurrent to the taking of any Enforcement Action with respect to the Collateral.

11. Representations and Warranties.

(a) Each Creditor represents and warrants to the other that (i) all action on the part of such Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of such Creditor hereunder has been taken; (ii) this Agreement constitutes the legal, valid and binding obligation of such Creditor, enforceable against such Creditor in accordance with its terms; and (iii) the execution, delivery and performance of and compliance with this Agreement by such Creditor will not result in any material violation or default of any term of any of such Creditor’s charter, formation or other organizational documents (such as articles or certificate of incorporation, bylaws, partnership agreement, operating agreement, etc.) or violate any material applicable law, rule or regulation.

(b) CRG Agent represents and warrants that it has the authority to enter into this Agreement on behalf of and bind each CRG Creditor.

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12. Disgorgement.

(a) If, at any time after payment in full of the ABL Lender’s Claims any payments of the ABL Lender’s Claims must be disgorged by the ABL Lender for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and CRG Creditors shall immediately pay over to the ABL Lender all money or funds received or retained by CRG Creditors with respect to the CRG Creditors’ Claims to the extent that such receipt or retention would have been prohibited hereunder.

(b) If, at any time after payment in full of the CRG Creditors’ Claims any payments of the CRG Creditors’ Claims must be disgorged by any CRG Creditor for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and the ABL Lender shall immediately pay over to CRG Agent all money or funds received or retained by the ABL Lender with respect to the ABL Lender’s Claims to the extent that such receipt or retention would have been prohibited hereunder.

13. No Responsibility for Investigation. Each of the Creditors represents that it has made, and agrees that it will continue to make its own independent investigation of the financial condition and affairs of the Obligors in connection with the making, administration and enforcement of its loans, and that it has made and shall continue to make its own appraisal of the creditworthiness of the Obligors. No Creditor shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of any other party, or to provide any other party with any credit or other information with respect thereto, whether coming into its possession before the date hereof or any time or times thereafter, and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to the Creditors by any Obligor.

14. No Benefit to Third Parties. The terms and provisions of this Agreement shall be for the sole benefit of Creditors, and their respective successors and assigns, and no other person or entity (including the Obligors) shall have any right, benefit, priority, or interest under, or because of this Agreement.

15. Successors and Assigns. This Agreement shall bind any successors or assignees of each Creditor. This Agreement shall remain effective until either (a) the ABL Lender’s Claims are indefeasibly paid or otherwise satisfied in full and the ABL Lender has no commitment to extend additional credit under the ABL Credit Documents or (b) CRG Creditor’s Claims are indefeasibly paid or otherwise satisfied in full and the CRG Creditors have no commitment to extend additional credit under the CRG Credit Documents. Each Creditor shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of its Claims or any of its Credit Documents, unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver an agreement of such transferee to be bound hereby, or other instrument of assignment and assumption of the rights and obligations of the transferor hereunder.

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16. Designated CRG Account; Identification of CRG Cash Collateral.

(a) The Obligors shall be permitted to maintain the Designated CRG Account and transfer CRG Cash Collateral to such account; provided, that, such account shall not, subject to clause (c) below, contain any ABL Senior Collateral.

(b) The ABL Lender, the Obligors and CRG Agent agree to negotiate in good faith a control agreement with respect to the Designated CRG Account.

(c) The Obligors agree to notify the ABL Lender and CRG Agent if any proceeds not constituting ABL Senior Collateral are inadvertently deposited into the Designated CRG Account and to promptly withdraw or transfer such proceeds out of the Designated CRG Account (and the CRG Agent hereby agrees to any such withdrawal or transfer).

17. Further Assurances. Each Creditor, agrees to execute such documents and/or take such further action as the other Creditor may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by the other Creditor.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

19. Governing Law; Waiver of Jury Trial.

(a) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

(b) EACH CREDITOR WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

20. Entire Agreement. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Each Creditor is not relying on any representations by the other Creditor (except for those set forth herein), any Obligor or any other person in entering into this Agreement, and each Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of the Obligors. This Agreement may be amended only by written instrument signed by each of the Creditors.

21. Relationship among Creditors. The relationship among the Creditors is, and at all times shall remain solely that of creditors of the Obligors. Creditors shall not under any circumstances be construed to be partners or joint venturers of one another; nor shall the Creditors under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with one another, or to owe any fiduciary duty to one another. Creditors do not undertake or assume any responsibility or duty to one another to select, review, inspect, supervise, pass judgment upon or otherwise inform each other of any matter in connection with the Obligors’ property, any Collateral held by any Creditor or the operations of the Obligors. Each Creditor shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Creditor in connection with such matters is solely for the protection of such Creditor.

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22. Severability. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

23. Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, or by overnight courier or messenger service or by facsimile, message confirmed, and shall be deemed to be effective for purposes of this Agreement on the day that delivery is made or refused. Unless otherwise specified in a notice mailed or delivered in accordance with the foregoing sentence, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and facsimile numbers indicated on the signature pages hereto.

[Signature pages follow.]

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IN WITNESS WHEREOF, the undersigned have executed this Intercreditor Agreement as of the date first above written.

ABL LENDER:
[____________]

By:
Name:
Title:

Address for Notices:

[Signature Page to Intercreditor Agreement]

CRG AGENT:

By:
Nate Hukill
Authorized Signatory

Address for Notices:
1000 Main Street, Suite 2500 Houston, TX 77002
Attn:	Portfolio Reporting
Tel:	***
Fax:	***
Email:	notices@crglp.com

[Signature Page to Intercreditor Agreement]

Acknowledged and Agreed to:

BORROWER:

TREACE MEDICAL CONCEPTS, INC.

By:
Name:
Title:

Address for Notices:
203 Fort Wade Road, Suite 150 Ponte Vedra, FL 32081
Attn:	[____________]
Tel:	[____________]
Fax:	[____________]
Email:	[____________]

[Signature Page to Intercreditor Agreement]

Exhibit A

UCC-3 Financing Statement Amendment

(See Attached)